Exhibit 2.2

Execution Version

CONTRIBUTION AND SALE AGREEMENT

by and among

EQT CORPORATION,

RICE MIDSTREAM HOLDINGS LLC,

EQT MIDSTREAM PARTNERS, LP

and

EQM GATHERING HOLDINGS, LLC

Dated as of April 25, 2018

i

TABLE OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A-1 — Rice Olympus Systems

Exhibit A-2 — Rice Olympus Easements and Fee Interests

Exhibit A-3 — Rice Olympus Contracts

Exhibit B-1 — Rice West Virginia Easements and Fee Interests

Exhibit C-1 — Strike Force Systems

Exhibit C-2 — Strike Force Easements and Fee Interests

Exhibit C-3 — Strike Force Contracts

Exhibit D — Form of Assignment Agreement

Schedules

EQM Disclosure Schedules

Schedule 3.4 — No Conflict; Required Filings and Consents

Seller Disclosure Schedules

Schedule 4.3 — No Conflict; Required Filings and Consents

Schedule 4.4(a) — Financial Statements

Schedule 4.4(b) — Undisclosed Liabilities

Schedule 4.6 — No Adverse Changes

Schedule 4.7(e) — Permits

Schedule 4.8 — Litigation; Laws and Regulations

Schedule 4.9 — Rights Affecting Capitalization

Schedule 4.10  — Title to Real Property

Schedule 4.11(b) — Condition of Assets

Schedule 4.13 — Taxes

Schedule 4.14 — Environmental Matters

Schedule 4.15 — Contracts

Schedule 4.16 — Insurance

Schedule 5.1 — Conduct of Business Prior to Closing

CONTRIBUTION AND SALE AGREEMENT

THIS CONTRIBUTION AND SALE AGREEMENT, dated as of April 25, 2018 (this “Agreement”), but, with respect to each Contribution, effective as of 12:01 a.m. on the applicable Effective Date, is made by and among EQT Corporation, a Pennsylvania corporation (“EQT Corporation”), Rice Midstream Holdings LLC, a Delaware limited liability company (“Rice Midstream”), EQT Midstream Partners, LP, a Delaware limited partnership (“EQM”), and EQM Gathering Holdings, LLC, a Delaware limited liability company and a wholly owned Subsidiary of EQM (“EQM Gathering”).

RECITALS

A.            EQT Corporation indirectly owns 100% of the limited liability company interests of Rice Midstream.

B.            Rice Midstream is currently the sole member of, and owns 100% of the limited liability company interests in each of: (a) Rice West Virginia Midstream LLC, a Delaware limited liability company (“Rice West Virginia” and such interests, the “Rice West Virginia Interest”); (b) Rice Olympus Midstream LLC, a Delaware limited liability company (“Rice Olympus” and such interests, the “Rice Olympus Interest”); and (c) Strike Force Midstream Holdings LLC, a Delaware limited liability company (“Strike Force Holdings” and such interests, the “Strike Force Holdings Interest”).

C.            Rice Midstream desires to contribute, assign, sell and transfer all of the Rice West Virginia Interest, the Rice Olympus Interest and the Strike Force Holdings Interest (collectively, the “Subject Interests”) to EQM Gathering, in each case pursuant to the terms of this Agreement and an Assignment Agreement or Assignment Agreements substantially in the form of Exhibit D attached hereto (whether one or more than one, the “Assignment Agreement”), and EQM Gathering desires to purchase and acquire the Subject Interests in accordance with the terms of this Agreement and the Assignment Agreement.

D.            Concurrently with the execution of this Agreement, the parties thereto are entering into the IDR Purchase and Sale Agreement and the MLP Merger Agreement.

E.            The Conflicts Committee has (a) previously received a fairness opinion from its financial advisor that the consideration to be paid by EQM in the ROWV Contribution (as defined below) is fair, from a financial point of view, to EQM and the Unaffiliated Unitholders, (b) previously received a fairness opinion from its financial advisor that the consideration to be paid by EQM in the Strike Force Contribution (as defined below) is fair, from a financial point of view, to EQM and the Unaffiliated Unitholders, and (c) found the Transactions (as defined below) to be in the best interest of, EQM and the Unaffiliated Unitholders and recommended that the board of directors of EQM GP (the “Board of Directors”) approve the Transactions and this Agreement, and, subsequently, the Board of Directors has approved the Transactions and this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1            Certain Defined Terms.  For purposes of this Agreement:

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Adverse Consequences” means all Actions, hearings, charges, complaints, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs (including court costs and investigative and remedial costs), amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, fees and expenses (including reasonable attorneys’ and accountants’ fees).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this Agreement, Gulfport Midstream shall not be considered an Affiliate of Strike Force Midstream or its Affiliates.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means all agreements, documents and instruments required to be delivered by any party hereto or its Affiliates pursuant to this Agreement in connection with this Agreement or the transactions contemplated hereby, including the Assignment Agreement and any customary closing certificates.

“Applicable Law” means any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree that relates to a party in a particular context.

“Arbitrating Accountant” has the meaning set forth in Section 2.7(c).

“Assets” means, as the context requires, the Rice Olympus Assets, the Rice West Virginia Assets and/or the Strike Force Assets, as applicable.

“Assignment Agreement” has the meaning set forth in the recitals.

“Board of Directors” has the meaning set forth in the recitals.

“Business” means, with respect to each Subject Company, the ownership and operation of such Subject Company’s Assets.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Applicable Law to be closed in The City of New York.

“Cash Amount” means, collectively, the ROWV Cash Amount and the SFH Cash Amount.

“CERCLA” means Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Adjustment” has the meaning set forth in Section 2.7(a).

“Closing Date” has the meaning set forth in Section 2.3(a).

“Closing Working Capital Adjustment” has the meaning set forth in Section 2.7(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” has the meaning given to such term in the EQM Partnership Agreement.

“Conflicts Committee” means the Conflicts Committee of the Board of Directors of EQM GP.

“Consideration” means an amount equal to the sum of the ROWV Consideration and the SFH Cash Amount.

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“Contribution” means one or both of the ROWV Contribution and/or the Strike Force Holdings Contribution, as the context requires.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities (or other similar interests), as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities (or other similar interests) having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Cut-off Date” means, with respect to a Subject Interest and the Transferred Assets relating thereto, (a) the Closing Date of the Transaction with respect to such Subject

Interest, in the case of income and similar Taxes, or (b) the Effective Date of the Transaction with respect to such Subject Interest, in the case of all other Taxes.

“Disclosure Schedules” means the Seller Disclosure Schedules and the EQM Disclosure Schedules, as the context requires.

“Dispute” has the meaning set forth in Section 2.7(b).

“Dispute Deadline” has the meaning set forth in Section 2.7(b).

“Dispute Notice” has the meaning set forth in Section 2.7(b).

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Easement” means, as the context requires, the Rice West Virginia Easements, the Rice Olympus Easements and/or the Strike Force Easements, as applicable.

“Effective Date” means one or more of the ROWV Effective Date and/or the SFH Effective Date, as the context requires.

“Environmental Laws” means, all federal, state and local laws, including common law, statutes, rules, regulations, ordinances, judgments, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements relating to (a) pollution or protection of the environment, natural resources or threatened, endangered or otherwise protected species, (b) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substance and (c) the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substance, including, without limitation, CERCLA, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Natural Gas Pipeline Safety Act, the Pipeline Safety, Regulatory Certainty and Jobs Creation Act of 2011, and any regulations promulgated thereunder, any state or local counterpart laws or regulations and other environmental conservation and protection laws, each as amended through and existing as of the applicable Closing Date.

“Environmental Permits” means all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or authorizations of any Governmental Authority under any Environmental Law.

“EQM” has the meaning set forth in the preamble.

“EQM Disclosure Schedules” has the meaning set forth in Article III.

“EQM Gathering” has the meaning set forth in the preamble.

“EQM GP” means EQT Midstream Services, LLC, a Delaware limited liability company and the general partner of EQM.

“EQM Material Adverse Effect” means, a material adverse effect on or material adverse change in (a) the assets, liabilities, financial condition or results of operations of EQM or its Subsidiaries, taken as a whole or (b) the ability of EQM Gathering or EQM to perform their respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that none of the following effects, changes, events, facts, conditions or developments (either alone or in combination) shall be taken into account for purposes of determining whether an EQM Material Adverse Effect has occurred:  (i) conditions affecting the natural gas gathering and transportation industry generally (including any change in the prices of natural gas or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law), (ii) any adverse change, event or effect affecting the United States or global economic or political conditions (including any affect or change as a result of any engagement in hostilities or the occurrence of any military or terrorist attack) or financial markets in general, (iii) any change or effect relating to seasonal reductions in revenues or earnings of EQM in the ordinary course of its businesses, or (iv) any change or effect resulting from the entry into or announcement of this Agreement, the IDR Purchase and Sale Agreement, or the MLP Merger Agreement, actions contemplated hereby or thereby, or the consummation of transactions contemplated hereby or thereby; except in the case of clauses (i) and (ii), to the extent disproportionately affecting EQM as compared with other similarly situated parties in the natural gas gathering and transportation industry.

“EQM Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of EQM, dated as of July 2, 2012, as amended by Amendment No. 1, dated as of July 24, 2014, Amendment No. 2, dated as of July 23, 2015, and Amendment No. 3, dated as of December 7, 2017, and as may be amended further from time to time.

“EQM Period” has the meaning set forth in Section 5.8(c).

“EQM Parties” means EQM and EQM Gathering.

“EQM Protected Parties” has the meaning set forth in Section 8.1(a).

“EQM SEC Documents” has the meaning set forth in Section 3.5.

“EQT Corporation” has the meaning set forth in the preamble.

“EQT Parties” means EQT Corporation and Rice Midstream.

“EQT Protected Parties” has the meaning set forth in Section 8.1(b).

“Estimated Final Adjustment” has the meaning set forth in Section 2.7(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Expense Reimbursement” has the meaning set forth in Section 7.3(a).

“Financial Statements” has the meaning set forth in Section 4.4(a).

“Financing” means one or more debt (including draws of available borrowings under credit facilities) or equity financings effected by EQM or its Subsidiaries on and after April 25, 2018.

“Final Adjustment” has the meaning set forth in Section 2.7(d).

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Gulfport Midstream” means Gulfport Midstream Holdings, LLC, a Delaware limited liability company, or its successor under the Strike Force Midstream LLC Agreement.

“Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Laws, including, without limitation, any hazardous substance as such term is defined under CERCLA, (b) petroleum, petroleum products, natural gas, crude oil, gasoline, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other petroleum hydrocarbons, whether refined or unrefined, and (c) radioactive materials, asbestos, whether in a friable or a non-friable condition, and polychlorinated biphenyls.

“IDR Purchase and Sale Agreement” means that certain Incentive Distribution Rights Purchase and Sale Agreement, dated as of the date hereof, between EQT GP Holdings, LP, a Delaware limited partnership, Rice Midstream GP Holdings LP, a Delaware limited partnership, and EQT Corporation.

“Indebtedness” means, without duplication, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price for property or services, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (d) obligations under any interest rate, currency or other hedging agreement, (e) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the applicable Closing Date, (f) all capitalized lease obligations as determined under GAAP prior to the Closing Date, (g) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (f) above, and (h) for clauses (a) through (g) above, all accrued but unpaid interest thereon, if any, and any termination fees, prepayment penalties, “breakage” cost or similar payments associated with the repayments of such Indebtedness prior to the applicable Closing Date.

“Indemnified Party” has the meaning set forth in Section 8.2(a).

“Indemnifying Party” has the meaning set forth in Section 8.2(a).

“Intellectual Property” means all intellectual or industrial property and rights therein, however denominated, throughout the world, whether or not registered, including all patent applications, patents, trademarks, service marks, trade styles or dress, mask works, copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), works of authorship, moral rights of authorship, rights in designs, trade secrets, technology, inventions, invention disclosures, discoveries, improvements, know-how, proprietary rights, formulae, processes, methods, technical and business information, and confidential and proprietary information, and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection and, with respect to each of the foregoing, all registrations and applications for registration, renewals, extensions, continuations, reexaminations, reissues, divisionals, improvements, modifications, derivative works, goodwill, and common law rights, and causes of action relating to any of the foregoing.

“Intellectual Property Assets” has the meaning set forth in Section 4.12.

“Knowledge” means, in the case of EQM and EQM Gathering, the actual knowledge of Jeremiah J. Ashcroft III and Diana M. Charletta, and, in the case of the EQT Parties, the actual knowledge of Jeremiah J. Ashcroft III and Diana M. Charletta, in each case after due inquiry.  For purposes of the foregoing definition, “due inquiry” shall mean (a) a reasonable investigation of documents in the files of such party, (b) reasonable inquiry of those officers of, or Persons performing similar functions for, such party who have responsibility for the matter as to which a particular representation or warranty relates and (c) a review with the principal accounting, tax and legal advisors of such party with respect to all relevant matters covered by the representations and warranties of such party.

“Lien” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Material Contract” has the meaning set forth in Section 4.15(a).

“Material Permits” has the meaning set forth in Section 4.7(a).

“MLP Merger Agreement” means that certain Agreement and Plan of Merger, dated as of the date hereof, among EQM, EQM GP, EQM Acquisition Sub LLC, a Delaware limited liability company, EQM GP Acquisition Sub, LLC, a Delaware limited liability company, RMP, RMP GP and, for the limited purposes set forth therein, EQT Corporation.

“Notice” has the meaning set forth in Section 9.5.

“Percentage Interest” has the meaning assigned to such term in the EQM Partnership Agreement.

“Permits” means licenses, permits, agreements, and authorizations issued or granted or waived by Governmental Authorities that are necessary for the conduct of a party’s business as of the date hereof and on the applicable Closing Date.

“Permitted Liens” means all: (a) mechanics’, materialmen’s, repairmen’s, employees’, contractors’, operators’, carriers’, workmen’s or other like Liens or charges arising by operation of law, in the ordinary course of business or incident to the construction or improvement of any of the Transferred Assets, in each case, for amounts not yet delinquent (including any amounts being withheld as provided by law) and for which an appropriate reserve (if any) has been established in accordance with GAAP; (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business provided that such lien will not materially interfere with the ownership, use, value, operation or maintenance of the Transferred Assets or the EQT Parties’ ability to perform their obligations hereunder, provided that the payment obligation relating to each such lien is not overdue by more than 60 days, unless the validity of, or the payment obligation relating to, such lien is being contested in good faith; (c) immaterial defects and irregularities in title, encumbrances, exceptions and other matters that, singularly or in the aggregate, will not materially interfere with the ownership, use, value, operation or maintenance of the Transferred Assets or the EQT Parties’ ability to perform their obligations hereunder; (d) Liens for Taxes that are not due and payable that will not materially interfere with the ownership, use, value, operation or maintenance of the Transferred Assets; (e) pipeline, utility and similar easements and other rights in respect of surface operations, provided that such easements and other rights will not materially interfere with the ownership, use, value, operation or maintenance of the Transferred Assets or the EQT Parties’ ability to perform their obligations hereunder; (f) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with Rice West Virginia’s, Rice Olympus’s and Strike Force Midstream’s businesses, provided that such liens will not materially interfere with the ownership, use, value, operation or maintenance of the Transferred Assets or the EQT Parties’ ability to perform their obligations hereunder and for which an appropriate reserve (if any) has been established in accordance with GAAP; (g) all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities, which are customarily obtained subsequent to the sale or conveyance, as disclosed on Seller Disclosure Schedule 4.3 or, if not disclosed on Seller Disclosure Schedule 4.3, which if not obtained would not materially interfere with the ownership, use, value, operation or maintenance of the Transferred Assets or the EQT Parties’ ability to perform their obligations hereunder; and (h) all rights to consent by third parties in connection with the sale or conveyance of easements, rights of way, licenses, facilities or interests therein if they are customarily obtained subsequent to the sale or conveyance, as disclosed on Seller Disclosure Schedule 4.3 or, if not disclosed on Seller Disclosure Schedule 4.3, which if not obtained would not materially interfere with the ownership, use, value, operation or maintenance of the Transferred Assets or the EQT Parties’ ability to perform their obligations hereunder.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Real Property Agreements” has the meaning set forth in Section 4.10(a).

“Real Property Assets” has the meaning set forth in Section 4.10(a).

“Release” has the meaning set forth in 42 U.S.C. § 9601(22).

“Representatives” means, with respect to any Person, officers, directors, managers, members, general partners, principals, employees, advisors, auditors, agents, bankers and other representatives of such Person.

“Rice Midstream” has the meaning set forth in the preamble.

“Rice Midstream Period” has the meaning set forth in Section 5.8(c).

“Rice Olympus” has the meaning set forth in the recitals.

“Rice Olympus Assets” means the following:

(a)                                 All gathering lines, pipelines, compressors, equipment, machinery, fixtures and other tangible personal property and improvements used or held for use primarily in connection with the ownership or operation of the gas gathering systems generally depicted on Exhibit A-1 (the “Rice Olympus Systems”);

(b)                                 All Contracts, or portions of Contracts, as applicable, by which the Rice Olympus Systems are bound or subject, including gas gathering agreements, including those Contracts described in Exhibit A-3 (the “Rice Olympus Contracts”);

(c)                                  All of the easements, licenses, servitudes, rights-of-way, surface leases, fee interests, rights of access, all air rights (if any), development rights, rights in, under and adjoining any adjacent highways, and streets and other rights appurtenant to, and used or held for use primarily in connection with, the Rice Olympus Systems, and any options or similar rights to acquire any of the foregoing, including, without limitation, those easements and fee interests described on Exhibit A-2 (all of the easements and rights of way described in Exhibit A-2 being referred to as the “Rice Olympus Easements”);

(d)                                 All Permits that pertain primarily to the construction, ownership or operation of the Rice Olympus Systems;

(e)                                  All intangible assets, including Intellectual Property, goodwill associated therewith, trade names, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions relating to the Rice Olympus Systems;

(f)                                   All contractor retainages, claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment (excluding any such item relating to the payment of Taxes), in each case to the extent the same relate to the Rice Olympus Systems; and

(g)                                  All gathering files, compression files, land files and surveys, Rice Olympus Contract files and all other books, records, data, files, maps and accounting records to the extent relating primarily to the Rice Olympus Systems, excluding however, (A) computer software; (B) all legal records and legal files of EQT Corporation or its Subsidiaries (other than (x) title opinions relating to the interests described in subsection (c) above, (y) Rice Olympus Contracts and (z) legal records and legal files of EQM or its Subsidiaries) and all other work product of and attorney-client communications with any of EQT Corporation’s or any of its Subsidiaries’ legal counsel (other than EQM’s or any of EQM’s Subsidiaries’ legal counsel); and (C) contracts and agreements of no further force and effect as of the ROWV Effective Date.

“Rice Olympus Contribution” has the meaning set forth in Section 2.1.

“Rice Olympus Interest” has the meaning set forth in the recitals.

“Rice Omnibus Agreement” means that certain Amended and Restated Omnibus Agreement, entered into on, and effective as of, November 13, 2017, among EQT Corporation, EQT RE, LLC, a Delaware limited liability company, Rice Midstream, RMP, RMP GP and Rice Poseidon Midstream LLC, a Delaware limited liability company.

“Rice West Virginia” has the meaning set forth in the recitals.

“Rice West Virginia Assets” means the following:

(a)                                 All of the easements, licenses, servitudes, rights-of-way, surface leases, fee interests, rights of access, all air rights (if any), development rights, rights in, under and adjoining any adjacent highways, and streets and other rights appurtenant to, and used or held for use by Rice West Virginia, and any options or similar rights to acquire any of the foregoing, including, without limitation, those easements and fee interests described on Exhibit B-1 (all of the easements and rights of way described in Exhibit B-1 being referred to as the “Rice West Virginia Easements”); and

(b)                                 All land files and other books, records, data, files, maps and accounting records to the extent relating primarily to the Rice West Virginia Easements, excluding however, (A) computer software; (B) all legal records and legal files of EQT Corporation or its Subsidiaries (other than (x) title opinions relating to the Rice West Virginia Easements and (y) legal records and legal files of EQM or its Subsidiaries) and all other work product of and attorney-client communications with any of EQT Corporation’s or any of its Subsidiaries’ legal counsel (other than EQM’s or any of EQM’s Subsidiaries’ legal counsel); and (C) contracts and agreements of no further force and effect as of the ROWV Effective Date.

“Rice West Virginia Contribution” has the meaning set forth in Section 2.1.

“Rice West Virginia Interest” has the meaning set forth in the recitals.

“RMP” means Rice Midstream Partners LP, a Delaware limited partnership.

“RMP GP” means Rice Midstream Management LLC, a Delaware limited liability company and the general partner of RMP.

“ROWV Cash Amount” means an amount equal to $700,000,000.

“ROWV Common Unit Quantity” means 5,889,282 Common Units.

“ROWV Consideration” means an amount equal to $1,050,000,000.

“ROWV Contribution” means jointly the Rice Olympus Contribution and the Rice West Virginia Contribution.

“ROWV Effective Date” means May 1, 2018.

“Secondment Agreement” means that certain Secondment Agreement, dated as of December 7, 2017, by and among EQT Corporation, EQT Gathering, LLC, Equitrans, L.P., EQM and EQM GP.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Seller Disclosure Schedules” has the meaning set forth in Article IV.

“Seller Material Adverse Effect” means a material adverse effect on or material adverse change in (a) the Businesses of the Subject Companies, taken as a whole, or (b) the ability of the EQT Parties to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that none of the following effects, changes, events, facts, conditions or developments (either alone or in combination) shall be taken into account for purposes of determining whether a Seller Material Adverse Effect has occurred:  (i) conditions affecting the natural gas gathering and transportation industry generally (including any change in the prices of natural gas or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law), (ii) any adverse change, event or effect affecting the United States or global economic or political conditions (including any affect or change as a result of any engagement in hostilities or the occurrence of any military or terrorist attack) or financial markets in general, (iii) any change or effect relating to seasonal reductions in revenues or earnings of the Transferred Assets in the ordinary course of business, or (iv) any change or effect resulting from the entry into or announcement of this Agreement, the IDR Purchase and Sale Agreement, or the MLP Merger Agreement, actions contemplated hereby or thereby, or the consummation of transactions contemplated hereby or thereby; except in the case of clauses (i) and (ii), to the extent disproportionately affecting the Transferred Assets or the Businesses of the Subject Companies as compared with other similarly situated assets in the natural gas gathering and transportation industry.

“SFH Cash Amount” means an amount equal to $450,000,000.

“SFH Effective Date” means May 1, 2018.

“Spin-Off Transaction” means a transaction intended to qualify as tax free under Section 355 of the Code, the result of which is that EQT Corporation and EQM are no longer Affiliates.

“Straddle Period” has the meaning set forth in Section 5.8(c).

“Strike Force Assets” means the following:

(a)                                 All gathering lines, distribution lines, pipelines, compressors, equipment, machinery, fixtures and other tangible personal property and improvements used or held for use primarily in connection with the ownership or operation of the gas gathering systems or water distribution systems generally depicted on Exhibit C-1 or in connection with water collection, treatment, and transportation services in Monroe County and/or Belmont County, Ohio (the “Strike Force Systems”);

(b)                                 All Contracts, or portions of Contracts, as applicable, by which the Strike Force Systems are bound or subject, including gathering agreements, exchange agreements, and transportation agreements, including those Contracts described in Exhibit C-3 (the “Strike Force Contracts”);

(c)                                  All of the easements, licenses, servitudes, rights-of-way, surface leases, fee interests, rights of access, all air rights (if any), development rights, rights in, under and adjoining any adjacent highways, and streets and other rights appurtenant to, and used or held for use primarily in connection with, the Strike Force Systems, and any options or similar rights to acquire any of the foregoing, including, without limitation, those easements and fee interests described on Exhibit C-2 (all of the easements and rights of way described in Exhibit C-2 being referred to as the “Strike Force Easements”);

(d)                                 All Permits that pertain primarily to the construction, ownership or operation of the Strike Force Systems;

(e)                                  All intangible assets, including Intellectual Property, goodwill associated therewith, trade names, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions relating to the Strike Force Systems;

(f)                                   All contractor retainages, claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment (excluding any such item relating to the payment of Taxes), in each case to the extent the same relate to the Strike Force Systems;

(g)                                  All gathering, transportation and water services files, compression files, land files and surveys, Strike Force Contract files and all other books, records, data, files, maps and accounting records to the extent relating primarily to the Strike Force Systems, excluding however, (A) computer software; (B) all legal records and legal files of EQT Corporation or its Subsidiaries (other than (x) title opinions relating to the interests described in subsection (c) above, (y) Strike Force Contracts and (z) legal records and legal files of EQM or its Subsidiaries) and all other work product of and attorney-client communications with any of EQT Corporation’s or any of its Subsidiaries’ legal counsel (other than EQM’s or any of EQM’s Subsidiaries’ legal counsel); and (C) contracts and agreements of no further force and effect as of the SFH Effective Date; and

(h)                                 All right, title and interest in and to the Strike Force Midstream Interest and the limited liability company interests of Strike Force East and Strike Force South.

“Strike Force East” means Strike Force East LLC, a Delaware limited liability company.

“Strike Force Holdings” has the meaning set forth in the recitals.

“Strike Force Holdings Assets” means, collectively, the Strike Force Midstream Interest.

“Strike Force Holdings Contribution” has the meaning set forth in Section 2.1.

“Strike Force Holdings Interest” has the meaning set forth in the recitals.

“Strike Force Midstream” means Strike Force Midstream LLC, a Delaware limited liability company.

“Strike Force Midstream Interest” has the meaning set forth in Section 4.9(b).

“Strike Force Midstream LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Strike Force Midstream LLC, dated as of February 1, 2016, as amended prior to the date hereof.

“Strike Force ROFR” means the rights set forth in Section 7.2(a) of the Strike Force Midstream LLC Agreement.

“Strike Force South” means Strike Force South LLC, a Delaware limited liability company.

“Strike Force Tag” has the meaning set forth in Section 5.10.

“Subject Company” or “Subject Companies” means, individually or collectively as the context requires, Rice West Virginia, Rice Olympus, Strike Force Holdings, Strike Force Midstream, Strike Force East and/or Strike Force South.

“Subject Company Agreements” has the meaning set forth in Section 5.10.

“Subject Interests” has the meaning set forth in the recitals.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Tax” means any and all U.S. federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, capital stock, profits, license, license fee, environmental, customs duty, unclaimed property or escheat payments, alternative fuels, mercantile, lease, service, withholding, payroll, employment, unemployment, social security, disability, excise, severance, registration, stamp, occupation, premium, property (real or personal), windfall profits, fuel, value added, alternative or add on minimum, estimated or other similar taxes, duties, levies, customs, tariffs, imposts or assessments (including public utility commission property tax assessments) imposed by any Governmental Authority, together with any interest, penalties or additions thereto payable to any Governmental Authority in respect thereof.

“Tax Proceeding” has the meaning set forth in Section 4.13.

“Tax Return” means any return, declaration, report, statement, election, claim for refund or other written document, together with all attachments, amendments and supplements thereto, filed with or provided to, or required to be filed with or provided to, a Governmental Authority in respect of Taxes.

“Title Representation Breach” has the meaning set forth in Section 8.2(a).

“Transaction” or “Transactions” means, either individually or collectively, as the context requires, the ROWV Contribution and/or the Strike Force Holdings Contribution.

“Transfer Taxes” has the meaning set forth in Section 5.8(b).

“Transferred Assets” means, collectively, the Rice West Virginia Assets, the Rice Olympus Assets, the Strike Force Assets and the Strike Force Holdings Assets.

“Transferred Asset Insurance Policies” has the meaning set forth in Section 4.16.

“Unaffiliated Unitholders” means the holders of Common Units, other than EQT Corporation, EQM GP, RMP GP and their Affiliates.

“United States” means the United States of America.

“WC Dispute Range” has the meaning set forth in Section 2.7(c).

“Working Capital Adjustment” means, with respect to any Transaction, an adjustment to the Cash Amount for such Transaction calculated as follows: (a) if the net working capital for the Subject Company related to such Transaction at the Effective Date is positive, an upward adjustment to the Cash Amount equal to such positive amount; or (b) if the net working capital for the Subject Company related to such Transaction at the Effective Date is negative, a downward adjustment to the Cash Amount equal to such negative amount. For purposes of the Working Capital Adjustment, net working capital shall be determined in accordance with GAAP. For purposes of the Working Capital Adjustment for Strike Force Holdings, the net working capital amount for Strike Force Holdings shall equal the sum of (i) 100% of the net working capital of Strike Force Holdings (excluding its Subsidiaries) and (ii) 75% of the net working capital of Strike Force Midstream and its Subsidiaries on a combined basis. Notwithstanding the foregoing, Tax matters, including the payment of Taxes, allocation of Taxes and indemnification for Taxes shall be governed by Section 5.8 and shall not be considered in determining the amount of net working capital.

ARTICLE II
CONTRIBUTION AND SALE

Section 2.1                                    Contribution and Sale.  Upon the terms and subject to the conditions set forth in this Agreement, on the applicable Closing Date, and effective as of the applicable Effective Date: (a) Rice Midstream shall contribute, transfer, assign and convey all of Rice Midstream’s right, title and interest in and to the Rice West Virginia Interest to EQM Gathering, free and clear of all Liens other than restrictions on transfer under the limited liability company agreement of Rice West Virginia, the DLLCA or applicable federal or state securities laws, and EQM Gathering shall acquire the Rice West Virginia Interest from Rice Midstream (the “Rice West Virginia Contribution”); (b) Rice Midstream shall contribute, transfer, assign and convey all of Rice Midstream’s right, title and interest in and to the Rice Olympus Interest to EQM Gathering, free and clear of all Liens other than restrictions on transfer under the limited liability company agreement of Rice Olympus, the DLLCA or applicable federal or state securities laws, and EQM Gathering shall acquire the Rice Olympus Interest from Rice Midstream (the “Rice Olympus Contribution”); and (c) Rice Midstream shall contribute, transfer, assign and convey all of Rice Midstream’s right, title and interest in and to the Strike Force Holdings Interest to EQM Gathering, free and clear of all Liens other than restrictions on transfer under the limited liability company agreement of Strike Force Holdings, the DLLCA or applicable federal or state securities laws, and EQM Gathering shall acquire the Strike Force Holdings Interest from Rice Midstream (the “Strike Force Holdings Contribution”); provided, that, following the consummation of the transactions contemplated by the MLP Merger Agreement, the Strike Force Holdings Contribution shall (unless the EQM Parties have received evidence to their satisfaction that Gulfport Midstream has irrevocably waived in writing the Strike Force ROFR and the Strike Force Tag with respect to the Strike Force Holdings Contribution, if applicable) be made to RMP or one or more Subsidiaries thereof designated by EQM.

Section 2.2                                    Assumed Liabilities.  Upon the applicable Closing for each Contribution, EQM Gathering hereby assumes and agrees to duly and timely pay, perform and discharge all liabilities arising out of or relating to the time period after the applicable Effective Date with respect to the ownership of the applicable Subject Interests.

Section 2.3                                    Closing.

(a)                                 The closing of each Transaction (with respect to a given Transaction, the “Closing”) shall take place at the principal offices of EQM (i) within two (2) Business Days following the satisfaction or, to the extent permitted by Applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VI with respect to such Transaction (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date of such Transaction, but subject to the satisfaction of such conditions) or (ii) at such other place or on such other date as the parties may mutually agree in writing. The date on which the Closing takes place with respect to a particular Transaction is referred to as the “Closing Date.” For the avoidance of doubt, there may be a different Closing and Closing Date for the ROWV Contribution and the Strike Force Holdings Contribution.

(b)                                 Each Transaction and the Closing of such Transaction shall be deemed effective for all purposes as of 12:01 a.m. on the applicable Effective Date for such Transaction. Rice

Midstream shall be entitled to all of the rights of ownership of the Subject Interests prior to the applicable Effective Date, and EQM Gathering shall be entitled to all of the rights of ownership of the Subject Interests on and following the applicable Effective Date.

Section 2.4                                    Subsequent Actions.  If, at any time after the applicable Closing Date, EQM Gathering shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in EQM Gathering its right, title or interest in, to or under any Subject Interest (and its admission as a member of the applicable Subject Company), or otherwise to carry out this Agreement, Rice Midstream shall execute and deliver all such deeds, bills of sale, assignments and assurances and shall take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in and to such Subject Interest in EQM Gathering (and its admission as a member of the applicable Subject Company) or otherwise to carry out this Agreement. Rice Midstream shall coordinate and cooperate with EQM Gathering and the other parties hereto in exchanging information and supplying such reasonable assistance as may be reasonably requested in connection with the matters contemplated by this Section 2.4.

Section 2.5                                    Consideration.  The aggregate consideration to be paid by EQM in respect of the Transactions shall be the Consideration.  EQM shall distribute or issue the Consideration as follows:

(a)                                 At the Closing of the ROWV Contribution, (i) a wire transfer in immediately available funds to Rice Midstream or its designee(s) of an amount equal to the ROWV Cash Amount adjusted for the Closing Adjustment, and (ii) the issuance to Rice Midstream of a number of Common Units equal to the sum of the ROWV Common Unit Quantity; and

(b)                                 At the Closing of the Strike Force Holdings Contribution, a wire transfer in immediately available funds to Rice Midstream or its designee(s) of an amount equal to the SFH Cash Amount adjusted for the Closing Adjustment.

Section 2.6                                    Cash Amount Adjustments.

(a)                                 Each applicable Cash Amount shall be increased by the following amounts (without duplication): (i) the Closing Working Capital Adjustment, if positive; (ii) all capital contributions made by an EQT Party or their Affiliates to the applicable Subject Company attributable to the period on or after the applicable Effective Date (excluding any subsequent contribution of such funds that is made by a Subject Company to another Subject Company); and (iii) others as agreed in writing by EQT Corporation and EQM.

(b)                                 Each applicable Cash Amount shall be decreased by the following amounts (without duplication): (i) the Closing Working Capital Adjustment, if negative; (ii) all distributions received by an EQT Party from the applicable Subject Company attributable to the period on or after the applicable Effective Date and (iii) others as agreed in writing by EQT Corporation and EQM.

Section 2.7                                    Adjustment Procedures.

(a)                                 At least seven Business Days prior to the applicable Closing, EQT Corporation shall prepare and deliver to EQM a statement setting forth its calculation of the adjustments pursuant to Section 2.6, including the estimated Working Capital Adjustment for the applicable Subject Company as of the applicable Effective Date, together with reasonably sufficient detail to support such calculation, and EQM and EQT Corporation shall work in good faith to agree on the amount of such calculation, including the estimated Working Capital Adjustment (the “Closing Working Capital Adjustment”), by the applicable Closing, and the amount as so agreed shall be referred to as the “Closing Adjustment;” provided, that if EQM and EQT Corporation are unable to agree on such calculation, then EQT Corporation’s original calculation thereof shall be the Closing Adjustment.

(b)                                 EQM shall notify EQT Corporation in writing no later than one Business Day prior to the Closing (the “Dispute Deadline”) of any disagreements or disputes with respect to the Closing Adjustment (a “Dispute”).  If EQM does not give written notice to EQT Corporation of a Dispute (a “Dispute Notice”) on or prior to the Dispute Deadline, the Closing Adjustment for such Subject Company shall be deemed accepted and agreed to by EQM and shall be final and binding upon the parties hereto with no further adjustments thereto.  If EQM has a Dispute, EQM shall deliver to EQT Corporation a Dispute Notice prior to the Dispute Deadline, setting forth, in reasonable detail, the elements and amounts with which it disagrees and the reasons therefor.  During the 15-day period following the delivery of the Dispute Notice, EQM and EQT Corporation shall use commercially reasonable efforts to resolve the Dispute and agree in writing upon the adjusted Closing Adjustment for such Subject Company (the “Estimated Final Adjustment”).  If EQM and EQT Corporation agree as to the Estimated Final Adjustment for such Subject Company within such 15-day period, such Estimated Final Adjustment for such Subject Company as so agreed shall be final and binding upon the parties hereto.

(c)                                  If EQM and EQT Corporation are unable to resolve any Dispute within the 15-day period after EQM’s delivery of a Dispute Notice, EQM and EQT Corporation shall jointly engage the Pittsburgh, Pennsylvania office of PricewaterhouseCoopers LLP or another nationally recognized accounting firm (the “Arbitrating Accountant”) as arbitrator to promptly resolve any Disputes.  In connection with the resolution of any Dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator.  The Arbitrating Accountant’s sole function shall be to resolve the Dispute as specifically set forth in reasonable detail in the Dispute Notice with respect to the determination of the Estimated Final Adjustment for such Subject Company consistent with the calculation of the Closing Adjustment for such Subject Company.  The Arbitrating Accountant shall allow EQM and EQT Corporation to present their respective positions regarding the Dispute.  The Arbitrating Accountant may, at its discretion, conduct a conference concerning the Dispute, at which conference each of EQM and EQT Corporation shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants.  In connection with such process, there shall be no other hearings or any oral examinations, testimony, depositions, discovery or other similar proceedings.  The Arbitrating Accountant shall thereafter promptly render its determination on the Dispute in writing and finalize the Estimated Final Adjustment for such Subject Company; provided, that such written determination shall provide for the Estimated Final Adjustment to be no less than the amount proposed by EQM and no higher than the amount proposed by EQT Corporation (the “WC Dispute Range”).  Such written determination shall be final and binding upon the parties hereto, and judgment may be entered on the award.  The fees and expenses of the Arbitrating Accountant shall be allocated between EQM and EQT Corporation so that EQM’s share of such fees and expenses shall be equal to the product of (i) and (ii), where (i) is the aggregate amount of such fees and expenses, and where (ii) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by EQM (as determined by the Arbitrating Accountant), and the denominator of which is the total value in dispute, and EQT Corporation’s share of such fees and expenses shall be the remainder.

(d)                                 The Estimated Final Adjustment for such Subject Company that is final and binding on the parties hereto as determined in accordance with the terms of Section 2.7(b) or Section 2.7(c), as applicable, shall be the “Final Adjustment,” with such Final Adjustment not being outside of the WC Dispute Range.  Within ten Business Days after the determination of the Final Adjustment for such Subject Company:

(i)                                     if the Final Adjustment for such Subject Company, expressed as a positive or negative number, as applicable, exceeds the Closing Adjustment for such Subject Company, expressed as a positive or negative number, as applicable, then EQM shall pay, by wire transfer of immediately available funds to an account designated in writing by EQT Corporation, the amount of such excess;

(ii)                                  if the Closing Adjustment for such Subject Company, expressed as a positive or negative number, as applicable, exceeds the Final Adjustment for such Subject Company, expressed as a positive or negative number, as applicable, then EQT Corporation shall pay, by wire transfer of immediately available funds to an account designated in writing by EQM, the amount of such excess; or

(iii)                               if the Final Adjustment for such Subject Company is equal to the Closing Adjustment for such Subject Company, then no adjustment or payment shall be made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF EQM GATHERING AND EQM

All representations and warranties of EQM Gathering and EQM are made subject to the exceptions noted in the schedules delivered by EQM Gathering and EQM to the EQT Parties concurrently herewith and identified by the parties as the “EQM Disclosure Schedules.”  EQM Gathering and EQM may, at their option, include in the EQM Disclosure Schedules items that are not material or required to be disclosed in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material or required to be disclosed, to establish any standard of materiality, or to define further the meaning of such terms for purposes of this Agreement.  Any disclosure set forth on any particular schedule with specific reference to the particular section or subsection of this Agreement to which the information set forth in the schedule relates shall be deemed disclosed with respect to other sections or subsections of this Agreement only if it is reasonably apparent from a reading of such disclosure that such disclosure also relates to such other sections or subsections.  EQM Gathering and EQM each hereby represents and warrants as of the Closing to the EQT Parties as follows:

Section 3.1                                    Organization and Existence.

(a)                                 EQM is a limited partnership duly organized, validly existing and in good standing under the Applicable Law of the State of Delaware and has full limited partnership power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

(b)                                 EQM Gathering is a limited liability company duly organized, validly existing and in good standing under the Applicable Law of the State of Delaware and has full limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

Section 3.2                                    Authority and Approval.

(a)                                 Each of EQM Gathering and EQM has full limited liability company or limited partnership, as applicable, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by EQM Gathering and EQM of this Agreement and the consummation by EQM Gathering and EQM of the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company or limited partnership, as applicable, action on the part of EQM Gathering and EQM, as applicable. No other limited liability company or limited partnership, as applicable, proceeding on the part of EQM Gathering or EQM is necessary to authorize its execution, delivery or performance of this Agreement or its consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by EQM Gathering and EQM. This Agreement constitutes the legal, valid and binding obligations of EQM Gathering and EQM, enforceable against EQM Gathering and EQM in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Applicable Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)                                 The Board of Directors, at a meeting thereof duly called and held or by written consent in accordance with the DLLCA, determined that this Agreement and the Transactions are fair to and in the best interests of EQM.

(c)                                  The Board of Managers of EQM Gathering, at a meeting thereof duly called and held or by written consent in accordance with the DLLCA, approved this Agreement and the Transactions.

Section 3.3                                    Common Units.

(a)                                 The issuance by EQM of the Common Units comprising part of the Consideration and the limited partner interests represented thereby: (i) has been duly authorized by EQM pursuant to the EQM Partnership Agreement; (ii) when issued and delivered in accordance with the terms of this Agreement and the EQM Partnership Agreement, will be validly issued, fully paid (to the extent required by the EQM Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA); and (iii) will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the EQM Partnership Agreement, DRULPA, and under other applicable state and federal securities laws.

(b)                                 EQM’s currently outstanding Common Units are listed on the New York Stock Exchange, and EQM has not received any notice of delisting.

(c)                                  On the Closing Date of each Transaction, the Common Units issued on such Closing Date in respect of such Transaction shall have those rights, preferences, privileges and restrictions governing the Common Units as set forth in the EQM Partnership Agreement.

Section 3.4                                    No Conflict; Required Filings and Consents.

(a)                                 Except as otherwise provided in Section 3.4(b), the execution, delivery and performance by EQM Gathering and EQM of this Agreement or any of the Ancillary Agreements to which either EQM Gathering or EQM is a party, and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i)                                     violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the certificate of formation or certificate of limited partnership, or limited liability company agreement or limited partnership agreement, as applicable, of EQM Gathering or EQM;

(ii)                                  conflict with or violate any provision of any Applicable Law applicable to EQM Gathering or EQM or any property or asset of EQM Gathering or EQM; or

(iii)                               except as set forth in EQM Disclosure Schedule 3.4, conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, agreement, Contract, commitment, license, concession, permit, lease, joint venture or other instrument to which EQM Gathering or EQM is a party or by which either of them is bound or to which either of their property is subject, except in the case of clauses (ii) and (iii) for those items which, individually or in the aggregate, would not reasonably be expected to have an EQM Material Adverse Effect.

(b)                                 Neither EQM Gathering nor EQM is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by EQM Gathering or EQM of this Agreement or any of the Ancillary Agreements to which either EQM Gathering or EQM is a party, or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of EQM Gathering or EQM, except for (i) such filings as may be required by any applicable federal or state securities or “blue sky” Applicable Law or (ii) as otherwise indicated in EQM Disclosure Schedule 3.4.

(c)                                  No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover law is, or as of the applicable Closing Date will be, applicable to the transactions contemplated by this Agreement.

Section 3.5                                    Periodic Reports.  EQM’s forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed prior to the date hereof, collectively the “EQM SEC Documents”) have been filed with the Commission on a timely basis. The EQM SEC Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein, at the time filed (or in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequent EQM SEC Document) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (d) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (e) fairly present (subject in the case of unaudited statements to normal and recurring audit adjustments) in all material respects the consolidated financial position of EQM and its consolidated subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. Ernst & Young LLP is an independent registered public accounting firm with respect to EQM and its general partner and has not resigned or been dismissed as independent registered public accountants of EQM as a result of or in connection with any disagreement with EQM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Section 3.6                                    No Registration.  Assuming the accuracy of the representations and warranties of the EQT Parties contained in Section 4.20, the issuance and sale of the Common Units pursuant to this Agreement is exempt from registration requirements of the Securities Act, and neither EQM nor, to the Knowledge of EQM, any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.  Neither EQM nor any of its Subsidiaries have, directly or indirectly through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act) that is or will be integrated with the sale of the Common Units in a manner that would require registration under the Securities Act.

Section 3.7                                    Litigation.  There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the Knowledge of EQM Gathering or EQM, threatened that (a) question or involve the validity or enforceability of EQM Gathering’s or EQM’s obligations under this Agreement or (b) seek (or reasonably might be expected to seek) (i) to prevent or delay the consummation by EQM Gathering or EQM of the transactions contemplated by this Agreement or (ii) damages in connection with any such consummation.

Section 3.8                                    Brokers.  Except for Evercore Group L.L.C., the fees and expenses of which will be paid by EQM, neither EQM Gathering nor EQM has entered (directly or indirectly) into any agreement with any Person that would obligate EQM Gathering or EQM or any of their Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.

Section 3.9                                    Disclosure.  No representation or warranty of EQM Gathering or EQM set forth in this Agreement or in any document filed publicly with the Commission, and no information contained in the EQM Disclosure Schedules, contains or will contain any untrue statement of a material fact. To the Knowledge of EQM Gathering and EQM, there is no current statement of facts that is not referenced in the representations and warranties of EQM Gathering or EQM set forth in this Agreement, in any document filed publicly with the Commission, or in the EQM Disclosure Schedules, that would constitute or would be reasonably likely to constitute an EQM Material Adverse Effect.

Section 3.10                             Investment Intent.  EQM Gathering is receiving the Subject Interests for its own account with the present intention of holding such Subject Interests for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws. EQM Gathering has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risk of investments in the Subject Interests. EQM Gathering acknowledges that the Subject Interests will not be registered under the Securities Act or any applicable state securities law, and that the Subject Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE EQT PARTIES

All representations and warranties of the EQT Parties are made subject to the exceptions noted in the schedules delivered by the EQT Parties to EQM Gathering and EQM concurrently herewith and identified by the parties as the “Seller Disclosure Schedules.” The EQT Parties may, at their option, include in the Seller Disclosure Schedules items that are not material or required to be disclosed in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material or required to be disclosed, to establish any standard of materiality, or to define further the meaning of such terms for purposes of this Agreement. Any disclosure set forth on any particular schedule with specific reference to the particular section or subsection of this Agreement to which the information set forth in the schedule relates shall be deemed disclosed with respect to other sections or subsections of this Agreement only if it is reasonably apparent from a reading of such disclosure that such disclosure also relates to such other sections or subsections.  The representations and warranties of the EQT Parties shall expire on the 18-month anniversary of the initial Closing Date and shall no longer be of any force or effect thereafter, provided, however, that (i) the representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Authority and Approval), Section 4.3 (No Conflict; Required Filings and Consents), Section 4.9 (Capitalization; Title to Subject Interests) and Section 4.17 (Brokers) shall survive indefinitely, (ii) the representations and warranties set forth in Section 4.13 (Taxes) shall survive until the sixtieth day following the expiration of the applicable statute of limitations with respect to the matters covered thereby, and (iii) the representations and warranties set forth in Section 4.10 (Title to Real Property) and Section 4.11 (Title to Personal Property; Condition of Assets) shall survive until the third anniversary of the applicable Closing Date. The EQT Parties hereby represent and warrant to EQM Gathering and EQM as follows:

Section 4.1                                    Organization.

(a)                                 EQT Corporation is a corporation duly organized, validly existing and in good standing under the Applicable Law of the Commonwealth of Pennsylvania and has full corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

(b)                                 Rice Midstream is a limited liability company duly organized, validly existing and in good standing under the Applicable Law of the State of Delaware and has full limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

(c)                                  Each of the Subject Companies is a limited liability company duly organized, validly existing and in good standing under the Applicable Law of the State of Delaware and has full limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

Section 4.2                                    Authority and Approval.

(a)                                 Each EQT Party has full corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such EQT Party of this Agreement and the consummation by such EQT Party of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate or limited liability company, as applicable, action on the part of such EQT Party. No other corporate or limited liability company, as applicable, proceeding on the part of such EQT Party is necessary to authorize its execution, delivery or performance of this Agreement or its consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such EQT Party. This Agreement constitutes the legal, valid and binding obligations of such EQT Party, enforceable against such EQT Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Applicable Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)                                 The applicable governing body of each EQT Party, at a meeting thereof duly called and held or by written consent in accordance with Applicable Law, approved this Agreement and the Transactions.

Section 4.3                                    No Conflict; Required Filings and Consents.

(a)                                 Except as otherwise provided in Section 4.3(b) or as set forth in Seller Disclosure Schedule 4.3, the execution, delivery and performance by each EQT Party of this Agreement or any of the Ancillary Agreements to which such EQT Party is a party, and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i)                                     violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the governing documents of any EQT Party or any of the Subject Companies;

(ii)                                  conflict with or violate any provision of Applicable Law;

(iii)                               conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, notice, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, Contract, commitment, license, concession, permit (including any Material Permit), lease, joint venture or other instrument to which any EQT Party is a party or by which it or any of the Subject Companies are bound; or

(iv)                              result in the creation of any Lien on any of the Subject Interests or Transferred Assets under any indenture, mortgage, agreement, Contract, commitment, license, concession, permit, lease, joint venture or other instrument, except in the case of clauses (ii), (iii) and (iv) for those items which, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.

(b)                                 No EQT Party is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by such EQT Party of this Agreement or any of the Ancillary Agreements to which such EQT Party is a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of such EQT Party, except for (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) those that individually or in the aggregate would not reasonably be expected to have a Seller Material Adverse Effect, (iii) such filings as may be required by any applicable federal or state securities or “blue sky” Applicable Law or (iv) as otherwise indicated in Seller Disclosure Schedule 4.3.

(c)                                  No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover law is, or as of the applicable Closing Date will be, applicable to the transactions contemplated by this Agreement.

Section 4.4                                    Financial Statements; Undisclosed Liabilities.

(a)                                 Seller Disclosure Schedule 4.4(a) sets forth a true and complete copy of the financial statements for the Subject Companies (on a combined basis) as of and for the year ended December 31, 2017 (the “Financial Statements”). The Financial Statements present fairly in all material respects the financial position of the Subject Companies (on a combined basis) at December 31, 2017, their parent net equity for the year ended December 31, 2017 and their results of operations and cash flows for the year ended December 31, 2017 in conformity with GAAP, except as otherwise noted therein.

(b)           Except as set forth on Seller Disclosure Schedule 4.4(b) or in the Financial Statements, there are no liabilities or obligations of any Subject Company of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, other than (i) current liabilities incurred in the ordinary course of business since December 31, 2017, and (ii) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, reasonably be expected to exceed $250,000.

Section 4.5            Internal Control Over Financial Reporting.  The system of internal controls over financial reporting to which each Subject Company is subject is sufficient to provide reasonable assurance (a) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (b) that transactions are executed only in accordance with the authorization of management, and (c) regarding the prevention or timely detection of the unauthorized acquisition, use or disposition of the Transferred Assets.

Section 4.6            No Adverse Changes.  Except as set forth on Seller Disclosure Schedule 4.6, since December 31, 2017:

(a)           There has not been a Seller Material Adverse Effect;

(b)           The Transferred Assets have been maintained consistent with past practice;

(c)           There has not been any material damage, destruction or loss to any material portion of the Transferred Assets, whether or not covered by insurance;

(d)           There has been no delay in, or postponement of, the payment of any undisputed liabilities related to the Transferred Assets or the Subject Interests, individually or in the aggregate, in excess of $250,000;

(e)           Neither Rice Midstream, on behalf of any Subject Company, nor any Subject Company has entered into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement that affects the Transferred Assets or the Subject Interests;

(f)            Neither Rice Midstream, on behalf of any Subject Company, nor any Subject Company has sold, pledged, distributed (or declared a distribution with respect to), declared as a dividend (or declared a dividend with respect to), disposed of or otherwise subjected to any Lien (other than a Permitted Lien) its interest in the Transferred Assets or the Subject Interests;

(g)           Neither Rice Midstream, on behalf of any Subject Company, nor any Subject Company has incurred any Indebtedness or issued any debt securities or assumed, guaranteed or endorsed, or otherwise become responsible for, the obligations of any Person, in each case, that affect the Transferred Assets or the Subject Interests;

(h)           Neither Rice Midstream, on behalf of any Subject Company, nor any Subject Company has (i) amended, waived, or modified in any material respect or consented to the termination of any Material Contract or amended, waived, modified or consented to the termination of any rights of Rice Midstream or any Subject Company, as applicable, thereunder, or (ii) entered into any Contract relating to the Transferred Assets other than in the ordinary course of business consistent with past practice;

(i)            Neither Rice Midstream, on behalf of any Subject Company, nor any Subject Company has entered into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $250,000 per year in any single case which relates to the Transferred Assets;

(j)            Neither Rice Midstream, on behalf of any Subject Company, nor any Subject Company has other than in the ordinary course of business consistent with past practice, permitted the lapse of any right relating to Intellectual Property Assets or any other material intangible asset used in the respective Businesses of the Subject Companies, as applicable;

(k)           Neither Rice Midstream, on behalf of any Subject Company, nor any Subject Company has commenced or settled any Action other than cash settlements that do not involve any covenants or other agreements limiting the activities of any Subject Company, as applicable, relating to the Transferred Assets and that do not involve payments individually or in the aggregate in excess of $25,000;

(l)            Neither Rice Midstream, on behalf of any Subject Company, nor any Subject Company has with respect to the Businesses of the Subject Companies, accelerated the collection of or discounted any accounts receivable, delayed the payment of accounts payable or deferred expenses, reduced inventories or otherwise increased cash on hand, except, in each case, in the ordinary course of business consistent with past practice;

(m)          Neither Rice Midstream, on behalf of any Subject Company, nor any Subject Company has taken any action, or failed to take any action, that would result in a breach of any covenant made by Rice Olympus, Strike Force Midstream, Strike Force East or Strike Force South, as applicable, in a Rice Olympus Contract or Strike Force Contract, as applicable, or that has or would reasonably be expected to have a Seller Material Adverse Effect; and

(n)           No Contract or agreement has been entered to, or commitment has been made to do any of the foregoing.

Section 4.7            Licenses; Permits.

(a)           As of the date of this Agreement, the Subject Companies, as applicable, have all material Permits relating to the Transferred Assets (the “Material Permits”). All Material Permits are in full force and effect and are validly held by the Subject Companies, as applicable.

(b)           The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not cancel, suspend, terminate or otherwise require modification of any Material Permits, other than any modifications to any Material Permits that might be necessary or required in connection with the transfer of such Permits to EQM Gathering, as applicable, and which failure to so modify, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.

(c)           Each of the Subject Companies, as applicable, has complied in all material respects with all terms and conditions of the Material Permits.

(d)           There is no outstanding written notice, nor to the EQT Parties’ Knowledge, any other notice of suspension, revocation, cancellation or termination of any Material Permit.

(e)           Except as set forth on Seller Disclosure Schedule 4.7(e), no proceeding is pending or, to the EQT Parties’ Knowledge, threatened with respect to any alleged failure by any Subject Company, as applicable, to have any Material Permit necessary for the operation of any of the Transferred Assets or to be in compliance therewith.

Section 4.8            Litigation; Laws and Regulations.  Except as set forth on Seller Disclosure Schedule 4.8:

(a)           There are no material (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations or proceedings pending or, to the EQT Parties’ Knowledge, threatened, against an EQT Party or any Subject Company, as applicable, (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against an EQT Party or any Subject Company, as applicable, or (iii) pending or, to the EQT Parties’ Knowledge, threatened, investigations by any Governmental Authority against an EQT Party or any Subject Company, as applicable, in each case with respect to the Transferred Assets or the Subject Interests.

(b)           None of Rice Midstream or any Subject Company, as applicable, is in material violation of or in material default under any material Applicable Law relating to the Transferred Assets or the Subject Interests.

Section 4.9            Capitalization; Title to Subject Interests.

(a)           Immediately prior to the applicable Closing, Rice Midstream is the sole member of Rice West Virginia, Rice Olympus or Strike Force Holdings, as applicable to such Closing, and owns, beneficially and of record, all of the authorized, issued and outstanding limited liability company interests of such Subject Company, free and clear of all Liens other than restrictions on transfer under the applicable limited liability company agreement of such Subject Company, the DLLCA or applicable federal or state securities laws. The Rice West Virginia Interest represents 100% of the issued and outstanding limited liability company interests in Rice West Virginia. The Rice Olympus Interest represents 100% of the issued and outstanding limited liability company interests in Rice Olympus. The Strike Force Holdings Interest represents 100% of the issued and outstanding limited liability company interests in Strike Force Holdings.

(b)           Immediately prior to the Closing of the Strike Force Holdings Contribution, (i) Strike Force Holdings is a member of Strike Force Midstream and owns, beneficially and of record, 75% of the authorized, issued and outstanding limited liability company interests of Strike Force Midstream (the “Strike Force Midstream Interest”), free and clear of all Liens other than restrictions on transfer under the Strike Force LLC Agreement, the DLLCA or applicable federal or state securities laws and (ii) Strike Force Midstream is the sole member of each of Strike Force East and Strike Force South and owns, beneficially and of record, all of the authorized, issued and outstanding limited liability company interests of each such Subject

Company, free and clear of all Liens other than restrictions on transfer under the limited liability company agreement of such Subject Company, the DLLCA or applicable federal or state securities laws.

(c)           Except as set forth on Seller Disclosure Schedule 4.9, there are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire any equity interests of or in any Subject Company, (ii) no commitments on the part of any Subject Company to issue limited liability company interests, subscriptions, warrants, options, convertible securities or other similar rights, and (iii) no equity securities of a Subject Company reserved for issuance for any such purpose. None of the Subject Companies has any obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities (including its limited liability company interests).  Except for this Agreement and the limited liability company agreement of the applicable Subject Company, there is no voting trust or agreement, stockholders’ agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity securities of any Subject Company (including its limited liability company interests). None of the Subject Companies owns any equity interests in any other Person other than (x) Strike Force Holding’s interest in Strike Force Midstream and (y) Strike Force Midstream’s interests in Strike Force East and Strike Force South. The Rice West Virginia Interest, the Rice Olympus Interest, the Strike Force Holdings Interest, the Strike Force Midstream Interest and the limited liability company interests in each of Strike Force East and Strike Force South have been duly authorized and are validly issued, fully paid (to the extent required under the limited liability company agreement of the applicable Subject Company) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA).

Section 4.10          Title to Real Property. Except as set forth on Seller Disclosure Schedule 4.10:

(a)           The Transferred Assets constitute all real property owned by the applicable Subject Company that relates to (i) with respect to Rice Olympus, the gathering and compression system in Belmont and Monroe Counties, Ohio owned by Rice Olympus, (ii) with respect to Rice West Virginia, the rights-of-way in Wetzel and Marshall Counties, West Virginia and (iii) with respect to Strike Force Holdings, the gathering and compression and fresh water hauling systems in Monroe and Belmont Counties, Ohio owned by Strike Force Midstream and its Subsidiaries.

(b)           As of the date hereof, each of the Subject Companies has good, valid and indefeasible title to the Transferred Assets owned by it that constitute real property (the “Real Property Assets”), free and clear of all Liens (other than Permitted Liens). The EQT Parties have made available to EQM Gathering and EQM true, correct and complete copies of all material agreements relating to the Real Property Assets, including all modifications, amendments, supplements, waivers, side letters thereto, title abstracts, title opinion letters and the like (collectively, the “Real Property Agreements”). All Real Property Agreements (i) are valid and enforceable, except as the enforceability thereof may be affected by bankruptcy, insolvency or other similar laws of general applicability affecting the rights of creditors generally or principles of equity and (ii) grant all the material rights purported to be granted thereby, except where the failure of any such Real Property Agreement to be valid and enforceable or to grant the rights purported to be granted thereby would not reasonably be expected to have a Seller Material Adverse Effect with respect to the Real Property Assets.

(c)           No event of default by any Subject Company presently exists under any material Real Property Agreement. No EQT Party or Subject Company has received notice of default under any material Real Property Agreement and, to the EQT Parties’ Knowledge, no event of default exists under any material Real Property Agreement. Each of the Subject Companies has fulfilled and performed all its material obligations with respect to all material Real Property Agreements. No event has occurred that allows, or after notice or lapse of time would allow revocation or termination of any material Real Property Agreement or would result in any impairment of any material rights of a holder under any Easements, rights of way, memorandum of easements, permits, servitudes, licenses or leasehold estates, including, without limitation, leases, subleases and occupancy agreements, any instruments creating an interest in real property, and similar rights related to the Real Property used in connection with the respective businesses of the Subject Companies.

(d)           To the EQT Parties’ Knowledge, there is no action pending or threatened for eminent domain or for condemnation of any material Real Property Asset, by any Governmental Authority or other Person.

(e)           To the EQT Parties’ Knowledge, no Subject Company has received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of any material Real Property Asset is in violation of any of the recorded covenants, conditions, restrictions, reservations, Easements or agreements applicable to such Real Property Asset.

(f)            To the EQT Parties’ Knowledge, no Subject Company has received any written notice of, nor has a request or demand been otherwise made for a Subject Company to undertake, material renovations, repairs or construction work required at any portion of the material Real Property Assets that constitute operational assets, and, to the EQT Parties’ Knowledge, there is currently no need to undertake material renovations, repairs or construction work at any portion of the material Real Property Assets that constitute operational assets.  Each of the Subject Companies has all rights necessary to effectuate any such repairs, replacements, alterations or maintenance that may be currently necessary for the operation and use of the pipelines, equipment and compressors located on the Real Property Assets owned by them.

(g)           The Real Property Assets include all real property that is necessary for the operation of the Subject Companies’ operational assets in substantially the same manner as currently being conducted, including that real property that relates to (i) with respect to Rice Olympus, the gathering and compression system in Belmont and Monroe Counties, Ohio owned by Rice Olympus, (ii) with respect to Rice West Virginia, the rights-of-way in Wetzel and Marshall Counties, West Virginia and (iii) with respect to Strike Force Holdings, the gathering and compression and fresh water hauling systems in Monroe and Belmont Counties, Ohio owned by Strike Force Midstream and its Subsidiaries.

Section 4.11          Title to Personal Property; Condition of Assets.

(a)           Each of the Subject Companies has valid and transferrable title to the Transferred Assets owned by it that constitute personal property, free and clear of all Liens (other than Permitted Liens). The Transferred Assets that constitute personal property include all personal property that is necessary for the operation of the Transferred Assets in substantially the same manner as currently being conducted.

(b)           The Transferred Assets that are necessary to operate the respective Businesses of the Subject Companies have been maintained and repaired in the same manner as a prudent operator would maintain and repair such assets and have been used by the Subject Companies in the ordinary course of business and, except as set forth on Seller Disclosure Schedule 4.11(b), remain as of the date hereof in suitable and adequate condition for such continued use excluding normal wear and tear (such normal wear and tear including subsidence affecting Transferred Assets and surface restoration requirements, in each case occurring in the ordinary course of business) and except as would not reasonably be expected to have a Seller Material Adverse Effect. The Transferred Assets are adequate to conduct the Subject Companies’, as applicable, gas gathering and water services businesses substantially in accordance with past practice, in compliance with any material Applicable Law or requirements of a Governmental Authority.

(c)           This Section 4.11 does not relate to real property or interests in real property, such items being the subject of Section 4.10, or to Intellectual Property, such items being the subject of Section 4.12.

Section 4.12          Intellectual Property.  Each of the Subject Companies owns or has the right to use all Intellectual Property constituting part of the Transferred Assets owned by it (the “Intellectual Property Assets”), and the Transferred Assets do not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party. All Intellectual Property Assets owned by each Subject Company, if any, are free and clear of all Liens (other than Permitted Liens). The Intellectual Property Assets are all those necessary for the operation of the respective businesses of the Subject Companies as they are currently conducted. Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, a breach or termination of, or cancellation or reduction in, rights of any Subject Company under any contract providing for the license of any Intellectual Property to such Subject Company, except for any such terminations, cancellations or reductions that, individually or in the aggregate, would not have a Seller Material Adverse Effect. There is no Intellectual Property-related action, suit, proceeding, hearing, investigation, notice or complaint pending or threatened by any third party before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to any of the Subject Companies or their operations, nor has any claim or demand been made by any third party that alleges any infringement, misappropriation or violation of any Intellectual Property of any third party, or unfair competition or trade practices by any Subject Company. Each of the Subject Companies has taken reasonable measures to protect the confidentiality of all material trade secrets.

Section 4.13          Taxes.  Except as set forth on Seller Disclosure Schedule 4.13, (a) all material Tax Returns required to be filed with respect to the Transferred Assets or the Subject Interests have been filed on a timely basis (taking into account all extensions of due dates); (b)

all material Taxes owed by the Subject Companies or any of their Affiliates with respect to the Transferred Assets or the Subject Interests which are or have become due, have been timely paid in full; (c) all material Taxes required to have been withheld and paid in connection with any employee, independent contractor, creditor or other third party related to the Transferred Assets or Subject Interests have been so withheld and timely paid; (d) there are no Liens on any of the Transferred Assets or the Subject Interests that arose in connection with any failure (or alleged failure) to pay any material Tax on the Transferred Assets or the Subject Interests, other than Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor; (e) none of the Transferred Assets consist of an equity or other ownership interest in any other Person for Tax purposes; (f) there is no material pending action, proceeding or, to the EQT Parties’ Knowledge, investigation for assessment or collection of material Taxes (“Tax Proceeding”) and no material Tax assessment, deficiency or adjustment has been asserted or proposed, in each case, with respect to the Transferred Assets or the Subject Interests; (g) since the date of its acquisition by EQT Corporation or one of its Subsidiaries, each of Rice West Virginia, Rice Olympus and Strike Force Holdings has been disregarded as an entity separate from its owner for federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b)(1); (h) since the date of its acquisition by EQT Corporation or one of its Subsidiaries, Strike Force Midstream has been properly treated as a partnership for federal income tax purposes; and (i) Strike Force Midstream has in effect a valid election pursuant to Section 754 of the Code.

Section 4.14          Environmental Matters.  Except as disclosed in Seller Disclosure Schedule 4.14, or as would not reasonably be expected, individually or in the aggregate, to have a Seller Material Adverse Effect:

(a)           The ownership and operation of the Transferred Assets are in compliance with applicable Environmental Laws;

(b)           The Transferred Assets are not subject to any pending or, to the EQT Parties’ Knowledge, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Laws (including designation of the owner or operator thereof as a potentially responsible party under CERCLA or any similar local or state law);

(c)           To the EQT Parties’ Knowledge, none of the Subject Companies has received any written communication that remains unresolved alleging either or both that (i) the ownership and operation of the Transferred Assets may be in violation of any Environmental Law, or any Permit issued pursuant to any Environmental Law (including any Environmental Permit), or (ii) a Subject Company may have any liability under any Environmental Law;

(d)           All notices, Permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by or on behalf of the Subject Companies under any Environmental Laws in connection with their respective current assets, operations and business have been duly obtained or filed and are valid and currently in effect, and the applicable Subject Companies and the Transferred Assets are in compliance with such authorizations; and

(e)           There has been no Release of any Hazardous Substance into the environment (i) at, on, under, within or from the Transferred Assets, or (ii) by a Subject Company, or to the EQT Parties’ Knowledge, by a third party, in connection with the operation or use of the Transferred Assets, except in compliance with applicable Environmental Laws.

Section 4.15          Contracts.

(a)           Seller Disclosure Schedule 4.15 contains a true and complete listing of the following contracts and other agreements with respect to the ownership and operation of the Transferred Assets (each such contract or agreement being referred to herein as a “Material Contract”):

(i)            Any water services, exchange agreements or gas gathering or transportation agreement;

(ii)           Any agreement (or group of related agreements with the same Person) for the lease of personal property to or from any Person providing for lease payments in excess of $250,000 per annum;

(iii)          Any agreement (or group of related agreements with the same Person) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which is reasonably expected to involve annual consideration in excess of $250,000;

(iv)          Any agreement concerning a partnership, joint venture, investment or other arrangement (A) involving a sharing of profits or losses relating to all or any portion of the Transferred Assets, or (B) requiring a Subject Company to invest funds in or make loans to, or purchase any securities of, another Person, venture or other business enterprise relating to the Transferred Assets;

(v)           Any agreement (or group of related agreements with the same Person) with respect to the creation, incurrence, assumption, or guaranteeing of any indebtedness for borrowed money, or any capitalized lease obligation;

(vi)          Any agreement that prohibits or otherwise materially limits the ability of an owner of the Transferred Assets to compete in any material respect in any line of business or with any Person or in any material geographic area during any period of time after the applicable Closing;

(vii)         Any agreement by and among the EQT Parties, the Subject Companies or any of their respective Affiliates (other than EQM and its Subsidiaries) to the extent applicable to the Transferred Assets and which individually involves annual revenues or payments in excess of $250,000;

(viii)        Any collective bargaining agreement;

(ix)          Any lease under which any Subject Company is the lessor or lessee of real property that provides for an annual base rental to or from such Subject Company of more than $250,000;

(x)           Any easement agreement, right-of-way agreement, license or Permit involving an annual payment of more than $250,000;

(xi)          Any agreement that governs the use or development of Intellectual Property Assets (other than off-the-shelf software license agreements);

(xii)         Any agreement under which the consequences of a default or termination would reasonably be expected to have a Seller Material Adverse Effect; or

(xiii)        Any agreement (or group of related agreements with the same Person) not enumerated in this Section 4.15, the performance of which by any party thereto involves consideration in excess of $250,000.

(b)           The EQT Parties have made available to EQM Gathering and EQM a correct and complete copy of each Material Contract.

(c)           (i) Each Material Contract is legal, valid and binding on and enforceable against Rice Midstream or the applicable Subject Company, as applicable, and to the EQT Parties’ Knowledge, against the other parties thereto, and is in full force and effect; (ii) none of Rice Midstream or such Subject Company, as applicable, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by Rice Midstream or such Subject Company, as applicable, or permit termination, modification or acceleration under any Material Contract; (iii) to the Knowledge of the EQT Parties, no other party to any of the Material Contracts is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any Material Contract, other than in accordance with its terms, nor has any other party repudiated any provision of any Material Contract; and (iv) following the consummation of the transactions contemplated by this Agreement, each Material Contract will continue to be legal, valid and binding and in full force and effect on identical terms.

(d)           Except as set forth on Seller Disclosure Schedule 4.15, none of Rice Midstream or any Subject Company, as applicable, has given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Material Contract that continues to be unresolved.

Section 4.16          Insurance.  Seller Disclosure Schedule 4.16 sets forth a list of the material insurance policies relating to the Transferred Assets that a Subject Company holds or of which it is the beneficiary (the “Transferred Asset Insurance Policies”). The Transferred Asset Insurance Policies are in full force and effect, and no Subject Company has received written notice of any pending or threatened termination of such policies, except as set forth in Seller Disclosure Schedule 4.16. Each of the Transferred Asset Insurance Policies is issued by an insurer that is financially sound and reputable as of the date hereof. The Transferred Asset Insurance Policies, taken together, provide adequate insurance coverage for all risks normally insured against by a Person carrying on the same business or businesses as the respective businesses of the Subject Companies in the same location. The Transferred Asset Insurance Policies are sufficient for compliance with Applicable Law and all Material Contracts.

Section 4.17          Brokers.  No EQT Party has entered (directly or indirectly) into any agreement with any Person that would obligate such EQT Party or any of its Affiliates (other than EQM’s obligations with respect to Evercore Group L.L.C. as referenced in Section 3.8 of this Agreement) to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.

Section 4.18          Disclosure.  No representation or warranty of the EQT Parties set forth in this Agreement, and no information contained in the Seller Disclosure Schedules, contains or will contain any untrue statement of a material fact. To the EQT Parties’ Knowledge, there is no current state of facts that is not referenced in the representations and warranties of the EQT Parties set forth in this Agreement, or in the Seller Disclosure Schedules, that would constitute or would be reasonably likely to constitute a Seller Material Adverse Effect.

Section 4.19          Qualifying Income.  Under U.S. federal income tax law, 90% or more of the gross income generated from the Transferred Assets during the one-year period ending at the applicable Effective Date constitutes “qualifying income” within the meaning of Section 7704(d) of the Code.

Section 4.20          Investment Intent. Rice Midstream is receiving the Common Units comprising part of the Consideration for its own account with the present intention of holding such Common Units for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or applicable state securities laws. Rice Midstream has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of an investment in such Common Units. Rice Midstream acknowledges that such Common Units will not be registered under the Securities Act or any applicable state securities laws, and that such Common Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

ARTICLE V
COVENANTS

Section 5.1            Conduct of Business Prior to Closing. Between the date of this Agreement and the applicable Closing Date, unless EQM shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, and except as otherwise contemplated by this Agreement or the Seller Disclosure Schedules, the EQT Parties hereby agree to spend capital in material compliance with the currently effective capital expenditures budget related to the applicable Subject Company and to use commercially reasonable efforts to conduct the respective Businesses of the Subject Companies in the ordinary course of business consistent with past practice in all material respects; and the EQT Parties shall use commercially reasonable efforts to (a) preserve intact all Material Contracts, Rice Olympus Contracts and

Strike Force Contracts, (b) preserve intact the respective Businesses of the Subject Companies and (c) preserve the current relationships of each Subject Company with distributors, customers, suppliers and other Persons with which any such Subject Company has significant business relations. By way of amplification and not limitation, between the date of this Agreement and the applicable Closing Date, except as required by Applicable Law or as set forth on Seller Disclosure Schedule 5.1, the EQT Parties shall not, and shall not propose to, directly or indirectly, take or authorize any of the following actions in respect of any Subject Company without the prior written consent of EQM, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)           enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement that affects the Transferred Assets, the Subject Companies or the Subject Interests;

(b)           dispose of or otherwise subject to any Lien (other than a Permitted Lien) the Transferred Assets, the Subject Companies or the Subject Interests;

(c)           incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, in each case, that affect the Transferred Assets, the Subject Companies or the Subject Interests;

(d)           (i) amend, waive, or modify in any material respect or consent to the termination of any Material Contract or amend, waive, modify or consent to the termination of any rights of Rice Midstream or any Subject Company, as applicable, thereunder, except for (x) amendments in the ordinary course of business consistent with past practice and (y) terminations upon the expiration of a Material Contract in accordance with its terms or (ii) enter into any Contract relating to the Transferred Assets, the Subject Companies or the Subject Interests other than in the ordinary course of business consistent with past practice;

(e)           enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $250,000 per year in any single case which relates to the Transferred Assets or the Subject Companies;

(f)            other than in the ordinary course of business consistent with past practice, permit the lapse of any right relating to Intellectual Property Assets or any other material intangible asset used in the respective Businesses of the Subject Companies, as applicable;

(g)           settle any Action other than cash settlements that do not involve any covenants or other agreements limiting the activities of any Subject Company, as applicable, relating to the Transferred Assets or the Subject Interests and that do not involve payments individually or in the aggregate in excess of $25,000;

(h)           with respect to the Businesses of any Subject Companies, accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or deferred expenses, reduce inventories or otherwise increase cash on hand, except, in each case, in the ordinary course of business consistent with past practice;

(i)            take any action, or intentionally fail to take any action, that would result in a breach of any covenant made by Rice Olympus, Strike Force Midstream, Strike Force East or Strike Force South, as applicable, in a Rice Olympus Contract or Strike Force Contract, as applicable, or that has or would reasonably be expected to have a Seller Material Adverse Effect; and

(j)            announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Section 5.2            Access to Information.  From the date hereof until the applicable Closing Date, the EQT Parties shall, and shall cause each Subject Company to, afford EQM and its Representatives reasonably complete access, upon reasonable prior notice (including for inspection and copying) and at reasonable times to the Representatives of each Subject Company, as applicable, to the properties, offices, plants and other facilities of such Subject Company and shall furnish EQM and its Representatives with such financial, operating and other data and information relating to such Subject Company as EQM may reasonably request. No Subject Company shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such Subject Company, if applicable, or contravene any Applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement, or if such access or disclosure is specifically restricted under the terms of a confidentiality agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

Section 5.3            Notification of Certain Matters; Supplements to Disclosure Schedules.

(a)           The EQT Parties shall give prompt written notice to EQM of (i) the occurrence or non-occurrence of any change, condition or event, the occurrence or non-occurrence of which would render any representation or warranty of an EQT Party contained in this Agreement or any Ancillary Agreement, if made on or immediately following the date of such event, untrue and incorrect in any material respect; (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have a Seller Material Adverse Effect; (iii) any failure of an EQT Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to the obligations of EQM or EQM Gathering hereunder; (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements; or (v) any Action pending or, to the EQT Parties’ Knowledge, threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)           EQM and/or EQM Gathering shall give prompt written notice to the EQT Parties of (i) the occurrence or non-occurrence of any change, condition or event, the occurrence or non-occurrence of which would render any representation or warranty of EQM or EQM Gathering contained in this Agreement or any Ancillary Agreement, if made on or immediately following the date of such event, untrue and incorrect in any material respect; (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have an EQM Material Adverse

Effect; (iii) any failure of EQM or EQM Gathering to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to the EQT Parties’ obligations hereunder; (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements; or (v) any Action pending or, to EQM’s or EQM Gathering’s Knowledge, threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

(c)           Each of the EQT Parties, EQM Gathering and EQM shall supplement, in writing and in the same form as originally prepared, the information set forth in the Seller Disclosure Schedules or the EQM Disclosure Schedules, as applicable, with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or that is necessary to correct any information in such Disclosure Schedules or in any representation or warranty of an EQT Party, EQM Gathering or EQM, as applicable, which has been rendered inaccurate thereby promptly following discovery thereof; provided, however, that no party may supplement the information set forth in the Disclosure Schedules pursuant to this Section 5.3(c) following the date that is five Business Days prior to the applicable Closing Date. Notwithstanding anything to the contrary herein, upon the providing of any supplement permitted to be provided under this Section 5.3(c), the Seller Disclosure Schedules or the EQM Disclosure Schedules, as applicable, shall be treated as being amended with respect to such supplemented information; provided, however, no such supplement shall have any effect for purposes of determining (i) the satisfaction of the conditions set forth in Article VI, the compliance by the EQT Parties, EQM Gathering or EQM with any covenant set forth herein or for purposes of either party’s right to terminate this Agreement under Article VII or (ii) the entitlement of a party to indemnification under Article VIII.

Section 5.4            Confidentiality.  Except as required by Applicable Law, including in connection with a Financing, or as necessary to comply with the restrictions on the transfers of membership interests in Strike Force Midstream set forth in the Strike Force Midstream LLC Agreement, each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of any other party to this Agreement in connection with the transactions contemplated hereby until the applicable Closing Date.

Section 5.5            Commercially Reasonable Efforts.

(a)           Each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, and to cause their Affiliates to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from EQT Corporation, the Board of Directors, or any other governing entity or organization applicable to a party hereto, any corporate, partnership or limited liability company consents, approvals or authorizations as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) obtain from Governmental Authorities and other

Persons all consents, approvals, authorizations, qualifications and orders and provide to Governmental Authorities and other Persons all notices, as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (iii) promptly make all necessary filings and thereafter make any other required submissions, with respect to this Agreement required under any Applicable Law, and (iv) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. In furtherance and not in limitation of the foregoing, the parties hereto shall permit each other reasonably to participate in the defense and settlement of any claim, suit or cause of action relating to this Agreement, the Transactions or the other transactions contemplated hereby, and shall not settle or compromise any such claim, suit or cause of action without EQT Corporation’s and EQM’s written consent.  Notwithstanding anything herein to the contrary, no party shall be required by this Section 5.5 to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (A) require the divestiture of any material assets of EQM, EQM Gathering, an EQT Party (except for the Subject Interests pursuant to the Transactions) or any of their respective Affiliates, or (B) limit in any material respect EQM’s freedom of action with respect to, or its ability to consolidate and control, EQM Gathering or any of its assets or businesses or any of EQM’s or its Affiliates’ other assets or businesses.

(b)           Without limitation to the provisions of Section 5.5(a), the EQT Parties, EQM Gathering and EQM shall give promptly such notice to third parties and obtain such third-party consents and estoppel certificates as the other party may in its reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. The parties hereto shall cooperate and assist one another in giving such notices and obtaining such consents and estoppel certificates; provided, however, that no party hereto shall have any obligation to give any guarantee or other material consideration of any nature in connection with any such notice, consent or estoppel certificate or consent to any material change in the terms of any agreement or arrangement.

None of the parties hereto shall, directly or indirectly, enter into any agreement with a Governmental Authority to, or represent to a Governmental Authority that it will, delay or not consummate the transactions contemplated by this Agreement or any Ancillary Agreement, except with the prior written consent of EQM, on the one hand, or EQT Corporation, on the other hand, as the case may be, such consent not to be unreasonably withheld. To the extent permitted by Applicable Law and subject to any confidentiality restrictions of such Governmental Authority, each party hereto shall (x) promptly notify the other party of any written communication to that party from any Governmental Authority and, subject to Applicable Law and subject to any confidentiality restrictions of such Governmental Authority, permit the other party to review in advance any proposed written communication to any such Governmental Authority and incorporate the other party’s reasonable comments, (y) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and (z) furnish the other party with copies of all correspondence and written communications between them and their

Affiliates and their respective representatives on one hand, and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby.  Each party shall promptly notify the other parties in writing of any pending or, to the Knowledge of such party, threatened proceeding or investigation by any Governmental Authority or any other person (i) challenging this Agreement or the consummation of the transactions contemplated hereby or seeking material damages in connection with consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 5.6            Public Announcements.  None of EQM, EQM Gathering, the EQT Parties, nor any of their Representatives, will issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement, including the Transactions, without the prior written consent of EQM GP, except (a) as may be required by Applicable Law or any securities exchange on which the securities of a party are listed for trading or (b) in connection with a Financing, and in each such case, the party issuing such release shall provide EQM GP with reasonable advance notice prior to making any such disclosure, and shall consult with the other party regarding the form and content of such required disclosure.

Section 5.7            Acknowledgements.  Each of EQM and EQM Gathering, on the one hand, and the EQT Parties, on the other hand, acknowledges that it has relied on the representations and warranties of the other parties hereto expressly and specifically set forth in this Agreement, including, in the case of EQM and EQM Gathering, the Seller Disclosure Schedules as they exist on the date hereof and attached hereto, and, in the case of the EQT Parties, the EQM Disclosure Schedules as they exist on the date hereof and attached hereto. Such representations and warranties constitute the sole and exclusive representations and warranties of the parties hereto in connection with the transactions contemplated hereby, and the parties hereto understand, acknowledge and agree that, other than with respect to fraud or intentional misrepresentation, all other representations and warranties of any kind or nature expressed or implied are specifically disclaimed.

Section 5.8            Tax Matters.

(a)           Assistance and Cooperation.  EQM and Rice Midstream agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Transferred Assets or Subject Interests as is reasonably requested by EQM, Rice Midstream or any of their respective Affiliates for the filing of any Tax Returns, for the preparation of any audit, and for the prosecution or defense of any Tax claim. The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.  Any information obtained under this Section 5.8 shall be held confidential by the receiving party in the same manner as it holds confidential its own similar information, except (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding or (ii) with the consent of EQM or Rice Midstream, as applicable.

(b)           Transfer Taxes.  All sales, use, transfer, gains, stamp, duties, recording, and similar Taxes (collectively, “Transfer Taxes”) incurred in connection with the Transactions and the transfer of Consideration pursuant thereto shall be borne equally by EQM and Rice Midstream.  EQM and Rice Midstream shall cooperate in causing the filing of all necessary Tax Returns and timely pay all such Transfer Taxes as required by Applicable Law.

(c)           Tax Allocation and Indemnification.  Except as provided in Section 5.8(b), Rice Midstream shall retain responsibility for (and shall be entitled to any refunds with respect to), and shall indemnify EQM or its designee for, all Taxes related to the Transferred Assets or Subject Interests attributable to taxable periods ending prior to the Cut-off Date (the “Rice Midstream Period”), and EQM shall assume responsibility for (and shall be entitled to any refunds with respect to), and shall indemnify Rice Midstream for, all Taxes related to the Transferred Assets or Subject Interests attributable to taxable periods beginning on or after the Cut-off Date (the “EQM Period”). In the case of any Taxes related to the Transferred Assets or Subject Interests that are payable for any taxable period that begins before and ends after the Cut-off Date (any “Straddle Period”), the portion of such Taxes attributable to the period of time prior to the Cut-off Date (a) in the case of any property, ad valorem, or similar Taxes, shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the portion of such Straddle Period ending prior to the Cut-off Date and the denominator of which is the number of days in the Straddle Period, and (b) in the case of all other Taxes, shall be deemed equal to the amount which would be payable as computed on an interim closing-of-the-books basis if the relevant Tax period ended at the close of business on the day prior to the Cut-off Date. Rice Midstream shall be responsible for, and shall indemnify EQM for, all Taxes related to the Transferred Assets or Subject Interests with respect to the portion of any Straddle Period prior to the Cut-off Date. EQM shall be responsible for, and shall indemnify Rice Midstream for, all Taxes related to the Transferred Assets and the Subject Interests with respect to the portion of any Straddle Period on or after the Cut-off Date.

(d)           Filing of Tax Returns; Payment of Taxes.  Except as otherwise provided, regardless of which party is responsible for Taxes and without affecting the right of any party to be indemnified for Taxes under this Section 5.8, Rice Midstream shall handle payment to the appropriate Governmental Authority of all Taxes with respect to any Rice Midstream Period (and shall file all such Tax Returns), and EQM shall handle payment to the appropriate Governmental Authority of all Taxes with respect to any Straddle Period or EQM Period (and shall file all such Tax Returns). Rice Midstream shall provide EQM with copies of drafts of all Tax Returns for the Rice Midstream Period and EQM shall provide Rice Midstream with copies of drafts of all Tax Returns for the Straddle Periods required to be filed after the Closing Date relating to the Transferred Assets or Subject Interests and any supporting documentation required to be provided to taxing authorities, excluding Tax Returns related to income tax, franchise tax or other similar Taxes, at least 15 days prior to the due date (including extensions) for filing such Tax Return.  Rice Midstream and EQM shall include any reasonable comments on such Tax Returns within at least seven days of receipt of such draft Tax Returns.  Rice Midstream and EQM shall deliver to the other party within 30 days of filing copies of all such Tax Returns and supporting documentation.

(e)                                  Cooperation Regarding Allocation of Consideration.  EQM shall prepare a draft allocation of the Consideration among the various classes of the Transferred Assets in accordance with and as provided by Section 1060 of the Code and Treasury Regulation Section 1.755-1, as applicable, and shall provide such draft to Rice Midstream. EQM and Rice Midstream shall then cooperate to prepare a final allocation (the “Allocation”). The parties agree that, except as otherwise required by Applicable Law, any Tax Returns or other tax information they may file or cause to be filed with any Governmental Authority shall be prepared and filed consistently with the Allocation.  The parties agree that, to the extent required by Applicable Law, they will each properly prepare and timely file Form 8594 in accordance with Section 1060 of the Code and any statements required by Treasury Regulation Section 1.743-1(k).

(f)                                   Tax Treatment.  The parties acknowledge that the Transaction is properly characterized as a transaction described in Sections 721(a) and 731 of the Code, except to the extent the Transaction is properly characterized as a disguised sale described in Section 707(a)(2)(B) of the Code and agree to file all Tax Returns in a manner consistent with such treatment.

Section 5.9                                    Rice Omnibus Agreement.  Each of EQM and EQM Gathering acknowledge and agree that, from and after the consummation of the Rice Olympus Contribution pursuant to this Agreement, the Rice Olympus Assets shall remain subject to Article V of the Rice Omnibus Agreement, and each of EQM and EQM Gathering agree to (a) assume the obligations under Article V of the Rice Omnibus Agreement with respect to the Rice Olympus Assets and (b) take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to give effect to this Section 5.9, including the execution of any additional documents or instruments to the extent reasonably requested by the other parties to the Rice Omnibus Agreement.

Section 5.10                             Contractual Obligations.  EQM and EQM Gathering acknowledge that (a) the Subject Companies are parties to various agreements (the “Subject Company Agreements”), including, without limitation, the Strike Force Midstream LLC Agreement, and (b) under the Strike Force Midstream LLC Agreement the Transaction involving the Strike Force Holdings Interest may trigger certain third-party tag-along rights (the “Strike Force Tag”). Following the Closing, EQM and EQM Gathering shall cause the Subject Companies to timely and fully perform all obligations under the Subject Company Agreements, including the acquisition by EQM Gathering of the remaining 25% equity interest in Strike Force Midstream if the Strike Force Tag is exercised by the other party to the Strike Force Midstream LLC Agreement in accordance therewith. Prior to the Closing of the Strike Force Holdings Contribution, Rice Midstream and EQM shall cooperate with each other in delivering such notices and taking such other actions as EQT or EQM shall reasonably request in connection with the Strike Force Tag.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1                                    General Conditions. The respective obligations of each party hereto to consummate each of the Transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the applicable Closing, of each of the following conditions, any of which may, to the extent permitted by Applicable Law, be waived in writing by any party hereto in its sole discretion (provided that such waiver shall only be effective as to the obligations of such party):

(a)                                 No Injunction or Prohibition.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of such Transaction or the Ancillary Agreement(s) relating to such Transaction.

(b)                                 No Litigation.  There shall not be pending any suit, action or proceeding by or before any Governmental Authority challenging or seeking to restrain or prohibit the consummation of such Transaction or the Ancillary Agreement(s) relating to such Transaction or seeking damages in connection therewith.

(c)                                  Consents and Approvals.  All authorizations, consents, orders and approvals of all Governmental Authorities or other Persons set forth in EQM Disclosure Schedule 3.4 and Seller Disclosure Schedule 4.3, as applicable to such Transaction, shall have been received or waived by such Governmental Authority or other Persons and shall be reasonably satisfactory in form and substance to EQT Corporation and EQM, and all notices set forth in EQM Disclosure Schedule 3.4 and Seller Disclosure Schedule 4.3, as applicable to such Transaction, required to be delivered to such Governmental Authorities or other Persons shall have been delivered and all notice periods with respect thereto shall have expired or been waived by such Governmental Authority or other Persons entitled to such notice.

(d)                                 Financing. One or more Financings shall have been consummated and EQM shall have received not less than the lesser of (i) $1,150,000,000 of aggregate net proceeds therefrom or (ii) 100% of the Cash Amount for the applicable Transaction.

Section 6.2                                    Conditions to the Obligations of the EQT Parties.  The obligations of the EQT Parties to consummate each of the Transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the applicable Closing, of each of the following conditions (unless a condition is otherwise indicated to apply only to a particular Transaction), any of which may be waived in writing by EQT Corporation (on behalf of itself and Rice Midstream) in its sole discretion:

(a)                                 Representations, Warranties and Covenants.  The representations and warranties of EQM and EQM Gathering contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (except for those representations and warranties expressly relating to one or more Subject Interests, and the Transferred Assets relating thereto, to which the applicable Closing does not relate) shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or EQM Material Adverse Effect, which representations and warranties shall be true in all respects) both when made and as of the applicable Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or EQM Material Adverse Effect, which representations and warranties shall be true in all respects) as of such specified date. EQM and EQM Gathering shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by them prior to or at the applicable Closing (except for those covenants expressly relating to one or more Subject Interests, and the Transferred Assets relating thereto, to which the applicable Closing does not relate).  The EQT Parties shall have received from EQM (on behalf of itself and EQM Gathering) a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer of EQM GP.

(b)                                 Ancillary Agreements.  The EQT Parties shall have received an executed counterpart of each of the Ancillary Agreements relating to such Transaction, signed by each party thereto other than the EQT Parties and their Subsidiaries.

(c)                                  No EQM Material Adverse Effect.  There shall not have occurred any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have an EQM Material Adverse Effect.  The EQT Parties shall have received from EQM (on behalf of itself and EQM Gathering) a certificate to such effect, signed by a duly authorized officer of EQM GP.

(d)                                 Consummation of MLP Merger Agreement.  The EQT Parties shall have received satisfactory evidence that all conditions precedent to the MLP Merger Agreement shall have been fulfilled or waived in accordance therewith, and the consummation of the transactions contemplated by the MLP Merger Agreement shall have been consummated; provided, however, that the EQT Parties covenant and agree not to waive the condition set forth in this Section 6.2(d) with respect to, or otherwise take any action to consummate, the Strike Force Holdings Contribution unless and until the EQM Parties have received evidence to their satisfaction that Gulfport Midstream has irrevocably waived in writing the Strike Force ROFR and the Strike Force Tag with respect to the Strike Force Holdings Contribution, if applicable.

Section 6.3                                    Conditions to the Obligations of EQM and EQM Gathering.  The obligations of EQM and EQM Gathering to consummate each Transaction contemplated by this Agreement shall be subject to the fulfillment, at or prior to the applicable Closing, of each of the following conditions (unless a condition is otherwise indicated to apply only to a particular Transaction), any of which may be waived in writing by EQM (on behalf of itself and EQM Gathering) in its sole discretion:

(a)                                 Representations, Warranties and Covenants.  The representations and warranties of the EQT Parties contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the Transactions contemplated hereby or thereby (except for those representations and warranties expressly relating to one or more Subject Interests, and the Transferred Assets relating thereto, to which the applicable Closing does not relate) shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Seller Material Adverse Effect, which representations and warranties shall be true in all respects) both when made and as of the applicable Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Seller Material Adverse Effect, which representations and warranties shall be true in all respects) as of such specified date. The EQT Parties shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing of such Transaction (except for those covenants expressly relating to one or more Subject Interests, and the Transferred Assets relating thereto, to which the applicable Closing does not relate).  EQM shall have received from EQT Corporation (on behalf of itself and Rice Midstream) a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer of EQT Corporation.

(b)                                 Ancillary Agreements.  EQM shall have received an executed counterpart of each of the Ancillary Agreements relating to the applicable Transaction, signed by each party thereto other than EQM and its Subsidiaries.

(c)                                  No Seller Material Adverse Effect.  There shall not have occurred any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Seller Material Adverse Effect with respect to the Subject Company to which the applicable Closing relates.  EQM shall have received from EQT Corporation a certificate to such effect, signed by a duly authorized officer of EQT Corporation.

(d)                                 FIRPTA Affidavit.  EQM shall have received from Rice Midstream an affidavit of Rice Midstream (or its regarded owner) substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B) demonstrating non-foreign status with respect to such Transaction meeting the requirements of Sections 1445 and 1446 of the Code.

Section 6.4                                    Effect of Waiver of Conditions.  In the event a Party waives a condition in this Article VI with respect to the Closing of a Transaction, such waiver shall not be deemed to be a waiver of any condition with respect to any other Transaction.

ARTICLE VII
TERMINATION

Section 7.1                                    Termination.  This Agreement may be terminated, with respect to a particular Transaction, at any time prior to the Closing of the Transaction to be consummated pursuant to this Agreement and the Ancillary Agreement(s) with respect to the applicable Subject Interests:

(a)                                 by mutual written consent of the EQT Parties, EQM and EQM Gathering;

(b)                                 (i) with respect to such applicable Subject Interests, by EQM, if an EQT Party breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a), (B) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by EQM or (ii) with respect to such applicable Subject Interests, by an EQT Party, if EQM or EQM Gathering breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a), (B) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by Rice Midstream;

(c)                                  (i) with respect to such applicable Subject Interests, by EQM, if any of the conditions set forth in Section 6.1 or Section 6.3 shall have become incapable of fulfillment prior to December 31, 2018 (the “Outside Date”) or (ii) with respect to such applicable Subject Interests, by an EQT Party if any of the conditions set forth in Section 6.1 or Section 6.2 shall have become incapable of fulfillment prior to the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of such condition to be satisfied on or prior to such date;

(d)                                 with respect to such applicable Subject Interests, by any of EQM, EQM Gathering or an EQT Party in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that such EQT Party (if such EQT Party is so requesting termination) or EQM and EQM Gathering (if EQM or EQM Gathering is so requesting termination), as the case may be, shall have used their commercially reasonable efforts, in accordance with Section 5.5, to have such order, decree, ruling or other action vacated; or

(e)                                  with respect to each applicable Subject Interest, by an EQT Party if the MLP Merger Agreement is terminated in accordance with its terms.

The party hereto seeking to terminate this Agreement with respect to a particular Transaction pursuant to this Section 7.1 (other than Section 7.1(a)) shall give prompt written notice of such termination to the other party.

Section 7.2                                    Effect of Termination.   In the event of termination of this Agreement, with respect to a particular Transaction, as provided in Section 7.1, this Agreement, with respect to such applicable Transaction, shall forthwith become void and there shall be no liability on the part of any party to this Agreement with respect to such Transaction, except (a) EQT Corporation may have liability as provided in Section 7.3 and (b) with respect to the provisions of Section 3.8 and Section 4.17 relating to broker’s fees and finder’s fees, Section 5.4 relating to confidentiality, Section 5.6 relating to public announcements, Section 9.1 relating to fees and expenses, Section 9.5 relating to notices, Section 9.9 relating to governing law, Section 9.14 relating to waiver of jury trial, Section 9.18 relating to no presumption against drafting party, and this Section 7.2).

Section 7.3                                    Expense Reimbursement.

(a)                                 In the event that this Agreement is terminated with respect to a particular Transaction by an EQT Party pursuant to Section 7.1(e), then EQT Corporation shall pay to EQM, within two Business Days after such termination, a cash amount equal to the actual, documented out-of-pocket costs and expenses paid by EQM in connection with the negotiation, execution and performance of this Agreement with respect to such Transaction (without duplication for the other Transaction), such amount not to exceed $7,500,000 in the aggregate (each, as applicable, an “Expense Reimbursement”).

(b)                                 Any payment of an Expense Reimbursement shall be made in cash by wire transfer of same day funds to an account designated in writing by EQM. In no event shall EQM be entitled to receive more than one payment of the Expense Reimbursement for a particular Transaction.

ARTICLE VIII
INDEMNIFICATION

Section 8.1                                    Indemnification.

(a)                                 Indemnification by EQT Corporation.  EQT Corporation shall indemnify, defend and hold harmless EQM from any and all Adverse Consequences (whether or not arising from third-party claims) incurred by EQM, its Subsidiaries (including EQM Gathering, Rice West Virginia, Rice Olympus and Strike Force Holdings) and their respective officers, directors, employees, consultants and agents (the “EQM Protected Parties”), as a result of, or with respect to (i) any breach of any representation or warranty of the EQT Parties set forth in this Agreement (provided that any Adverse Consequences arising out of any breach of a representation or warranty shall be determined without giving effect to any “materiality,” “Seller Material Adverse Effect” and similar qualifiers), (ii) any breach of any covenant or agreement of an EQT Party contained in this Agreement, or (iii) any Taxes for which Rice Midstream is liable under Section 5.8.

(b)                                 Indemnification by EQM.  EQM shall indemnify, defend and hold harmless the EQT Parties from any and all Adverse Consequences (whether or not arising from third-party claims) incurred by an EQT Party, its Affiliates (other than EQM and its Subsidiaries, including EQM Gathering, Rice West Virginia, Rice Olympus and Strike Force Holdings) and their respective officers, directors, employees, consultants and agents (the “EQT Protected Parties”), as a result of, or with respect to (i) any breach of any representation or warranty of EQM or EQM Gathering set forth in this Agreement (provided that any Adverse Consequences arising out of any breach of a representation or warranty shall be determined without giving effect to any “materiality,” “EQM Material Adverse Effect” and similar qualifiers), (ii) any breach of any covenant or agreement of EQM or EQM Gathering, or (iii) any Taxes for which EQM is liable under Section 5.8.

Section 8.2                                    Limitations Regarding Indemnification.

(a)                                 The indemnification obligations (i) set forth in Section 8.1(a)(i) and (ii) and Section 8.1(b)(i) and (ii) shall terminate on the 18-month anniversary of the applicable Closing Date except as otherwise provided in Section 8.2(a)(iii) below, (ii) set forth in Section 8.1(a)(iii) and Section 8.1(b)(iii) shall terminate on the 60th day after the termination of the applicable statute of limitations, and (iii) that relate to any breach of any representations and warranties set forth in Section 4.9 (Capitalization; Title to Subject Interests), Section 4.10 (Title to Real Property) or Section 4.11 (Title to Personal Property; Condition of Assets) (such breach under any such Section, a “Title Representation Breach”) shall terminate on the third anniversary of the applicable Closing Date; provided, however, that any such indemnification obligation with respect to an Adverse Consequence shall survive the time at which it would otherwise expire pursuant to this Section 8.2(a) if notice of such Adverse Consequence is properly given by the party seeking indemnification (the “Indemnified Party”) to the party from which indemnification is sought (the “Indemnifying Party”) prior to such time.

(b)                                 The aggregate liability of EQT Corporation under Section 8.1(a)(i) other than for liability arising from a Title Representation Breach, or Section 4.1 (Organization), Section 4.2 (Authority and Approval), and Section 4.17 (Brokers), shall not exceed 15% of the Cash Amount.  The aggregate liability of EQT Corporation under Section 8.1(a)(i) for Title Representation Breaches, or arising from  Section 4.1 (Organization), Section 4.2 (Authority and Approval), and Section 4.17 (Brokers) shall not exceed the Cash Amount.

(c)                                  The aggregate liability of EQM under Section 8.1(b)(i) other than for liability arising from Section 3.1 (Organization), Section 3.2 (Authority and Approval), Section 3.3 (Common Units) and Section 3.8 (Brokers), shall not exceed 15% of the Cash Amount. The aggregate liability of EQM under Section 8.1(b)(i) arising from Section 3.1 (Organization), Section 3.2 (Authority and Approval), Section 3.3 (Common Units) and Section 3.8 (Brokers) shall not exceed the Cash Amount

(d)                                 No claims may be made against EQT Corporation for indemnification pursuant to Section 8.1(a)(i) unless the aggregate dollar amount of the Adverse Consequence suffered or incurred by the EQM Protected Parties exceeds $250,000, after which EQT Corporation shall be liable for the full amount of such claims in excess of $250,000, subject to the limitations of Section 8.2(b).

(e)                                  No claims may be made against EQM for indemnification pursuant to Section 8.1(b)(i) unless the aggregate dollar amount of the Adverse Consequence suffered or incurred by the EQT Protected Parties exceeds $250,000, after which EQM shall be liable for the full amount of such claims in excess of $250,000.

(f)                                   In no event shall EQT Corporation be obligated to the EQM Protected Parties under Section 8.1(a) for any Adverse Consequence to the extent (i) any insurance proceeds are realized by the EQM Protected Parties, such correlative benefit to be net of any incremental insurance premium or Tax that becomes due and payable by the EQM Protected Parties as a result of such claim, or (ii) any amounts are recovered by the EQM Protected Parties from third persons.

(g)                                  In no event shall EQM be obligated to the EQT Protected Parties under Section 8.1(b) for any Adverse Consequence to the extent (i) any insurance proceeds are realized by the EQT Protected Parties, such correlative benefit to be net of any incremental insurance premium or Tax that becomes due and payable by the EQT Protected Parties as a result of such claim, or (ii) any amounts are recovered by the EQT Protected Parties from third persons. In no event shall EQM be obligated (whether by way of contribution, conveyance or otherwise) to the EQT Protected Parties after the applicable Effective Date for any Adverse Consequences owed by EQT Corporation prior to the applicable Effective Date.

Section 8.3                                    Indemnification Procedures.

(a)                                 The Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under this Article VIII, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.  Notwithstanding anything in this Article VIII to the contrary, a delay by the Indemnified Party in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article VIII, except to the extent that such failure shall have caused actual prejudice to the Indemnifying Party’s ability to defend against the applicable claim.

(b)                                 The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article VIII, including, without limitation, the selection of counsel, the determination of whether to appeal any decision of any court and the settlement of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party (with the concurrence of the Conflicts Committee in the case of the EQM Protected Parties to the extent prior to a Spin-Off Transaction) unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be, and does not include any admission of fault, culpability or a failure to act, by or on behalf of such Indemnified Party.

(c)                                  The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification under this Article VIII, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party, at no cost to the Indemnifying Party, of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use commercially reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 8.3. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article VIII; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense. In addition, in no event shall an EQM Protected Party be required to file a claim against any of the other EQM Protected Parties in order seek indemnification under Section 8.1(a).

(d)                                 The date on which the Indemnifying Party receives notification of a claim for indemnification shall determine whether such claim is timely made.

(e)                                  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS SUFFERED BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT EXCEPT TO THE EXTENT RECOVERED IN A CLAIM BY A THIRD PARTY.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1                                    Fees and Expenses.  Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, each party shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.

Section 9.2                                    Amendment and Modification.  This Agreement may be amended, modified or supplemented by the parties at any time. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing, signed on behalf of each of the parties at the time of the amendment, modification or supplement, and, to the extent prior to a Spin-Off Transaction, after the Conflicts Committee has approved such amendment, modification or supplement, as applicable.

Section 9.3                                    Extension.  At any time prior to the applicable Closing Date, the parties may, to the extent permitted by Applicable Law, extend the time for the performance of any of the obligations or other acts of the parties. Any agreement on the part of a party to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party, and, if an EQM Party is granting the extension and such extension is requested prior to a Spin-Off Transaction, after the Conflicts Committee has approved such extension.

Section 9.4                                    Waiver.  At any time prior to the applicable Closing Date, the parties may, to the extent permitted by Applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto or (b) subject to Applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party, and, if an EQM Party is granting the waiver and such waiver is requested prior to a Spin-Off Transaction, after the Conflicts Committee has approved such waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 9.5                                    Notices.  Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another party hereto (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or by telecopier, as follows:

(a)	if to Rice Midstream or EQT Corporation to:

c/o EQT Corporation
625 Liberty Avenue, Suite 1700
Pittsburgh, PA 15222
Attention: General Counsel
Facsimile: 412-553-5970

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, NY 10112
Attention: Michael L. Bengtson
Facsimile: 212-259-2504

(b)	if to EQM or EQM Gathering, to:
EQT Midstream Partners, LP
c/o EQT Midstream Services, LLC
625 Liberty Avenue, Suite 1700
Pittsburgh, PA 15222
Attention: Chief Financial Officer
Facsimile: 412-553-5842

and with a copy (which shall not constitute notice) to:

Richards, Layton & Finger, P.A.
920 North King Street
Wilmington, DE 19801
Attention: Srinivas M. Raju
Facsimile: 302-651-7701

and, if prior to a Spin-Off Transaction, with a copy (which shall not constitute notice) to:

EQT Midstream Partners, LP
625 Liberty Avenue, Suite 1700
Pittsburgh, PA 15222
Attention: Conflicts Committee Chair c/o Corporate Secretary
Facsimile: 412-553-7781

Notice given by personal delivery or courier service shall be effective upon actual receipt.  Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours.  Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 9.6                                    Interpretation.  When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 9.7                                    Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and any other agreements entered into contemporaneously with the execution and delivery of this Agreement or any Closing constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.  Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 9.8                                    No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns, the Conflicts Committee and the EQM Protected Parties and the EQT Protected Parties (solely as provided for in Section 8.1), any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 9.9                                    Governing Law.

(a)                                 This Agreement shall be construed and enforced in accordance with the Applicable Law of the Commonwealth of Pennsylvania without giving effect to the choice of law principles thereof.  Each party consents to personal jurisdiction in any action brought in any court, federal or state, within the Commonwealth of Pennsylvania having subject matter jurisdiction arising under this Agreement, and each of the parties hereto agrees that any action instituted by either of them against the other with respect to this Agreement will be instituted exclusively in a court, federal or state, within the Commonwealth of Pennsylvania.

(b)                                 Each party to this Agreement waives, to the fullest extent permitted by Applicable Law, any right it may have to receive damages from any other party based on any theory of liability for any special, incidental, indirect, consequential (including lost profits), exemplary or punitive damages (except to the extent that any such damages are included in indemnifiable losses resulting from a third-party claim in accordance with this Agreement).

Section 9.10                             Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of EQM (in the case of an assignment by Rice Midstream or EQT Corporation) or EQT Corporation (in the case of an assignment by EQM or EQM Gathering), and any such assignment without such prior written consent shall be null and void; provided, however, that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.11                             Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 9.12                             Currency.  All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 9.13                             Severability.  Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under Applicable Law.  In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 9.14                             Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.15                             Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.16                             Electronic Signature.  This Agreement may be executed by facsimile, portable document format (.pdf) or similar technology signature, and such signature shall constitute an original for all purposes.

Section 9.17                             Time of Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 9.18                             No Presumption Against Drafting Party.  Each of EQT Corporation, Rice Midstream, EQM, and EQM Gathering acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 9.19                             Further Assurances. From and after the applicable Closing, each of the parties shall cooperate and use their respective commercially reasonable efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to make effective each Transaction contemplated by this Agreement and the Ancillary Agreements, including the execution of any additional assignment or similar documents or instruments of transfer of any kind, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof and the taking of all such other actions as any party may reasonably be requested to take by another party from to time to time, consistent with the terms of this Agreement or the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

EQT CORPORATION

By:	/s/ Robert J. McNally
Name:	Robert J. McNally
Title:	Senior Vice President and Chief Financial Officer

RICE MIDSTREAM HOLDINGS LLC

By:	/s/ Jeremiah J. Ashcroft III
Name:	Jeremiah J. Ashcroft III
Title:	President

Signature Page to Contribution and Sale Agreement
(Project Redhawk)

EQT MIDSTREAM PARTNERS, LP

By:	EQT Midstream Services, LLC, its general partner

By:	/s/ Jeremiah J. Ashcroft III
Name:	Jeremiah J. Ashcroft III
Title:	President and Chief Executive Officer

EQM GATHERING HOLDINGS, LLC

By:	/s/ Jeremiah J. Ashcroft III
Name:	Jeremiah J. Ashcroft III
Title:	President

Signature Page to Contribution and Sale Agreement
(Project Redhawk)

EXHIBIT A-1

Rice Olympus Systems

[See Attached]

Exhibit A-1

EXHIBIT A-2

Rice Olympus Easements and Fee Interests

[See Attached]

Exhibit A-2

EXHIBIT A-3

Rice Olympus Contracts

[See Attached]

Exhibit A-3

EXHIBIT B-1

Rice West Virginia Easements and Fee Interests

[See Attached]

Exhibit B-1

EXHIBIT C-1

Strike Force Systems

[See Attached]

Exhibit C-1

EXHIBIT C-2

Strike Force Easements and Fee Interests

[See Attached]

Exhibit C-2

EXHIBIT C-3

Strike Force Contracts

[See Attached]

Exhibit C-3

EXHIBIT D

Form of Assignment Agreement

[See Attached]